STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of July 21, 1997 between BGJ ENTERPRISES, INC., a Delaware corporation with its address at 1540 Broadway, New York, NY 10036 ("Purchaser"), and DEVON GROUP, INC., a Delaware corporation with its address at Suite 501, 281 Tresser Boulevard, Stamford, CT 06901 ("Seller").

     WHEREAS, Seller owns all of the outstanding capital stock of GRAFTEK PRESS, INC., a Delaware corporation ("Graftek"), consisting of 10,000 shares (the "Shares") of common stock with a par value of $20 per share, and

     WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, the Shares upon the terms and subject to the conditions hereinafter set forth,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Purchaser and Seller hereby agree as follows:

1. DEFINITIONS. The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. As used herein, the following terms shall have the following meanings:


1997 Financials          the audited consolidated financial
                         statements of the Companies, consisting
                         of a balance sheet as of March 31, 1997
                         (the "1997 Balance Sheet") and
                         statements of operations and cash flows
                         for the fiscal year then ended (the
                         "1997 Statement of Operations"),
                         together with accompanying notes,
                         certified by KPMG Peat Marwick LLP,
                         certified public accountants and
                         auditors for Seller ("KPMG")

1997 Net Equity          the Net Equity (as hereinafter defined)
                         calculated from the 1997 Balance Sheet

Affiliate                with respect to a given Person, any
                         Person directly or indirectly con-
                         trolling, controlled by or under common
                         control with such Person (provided that
                         when used herein unless otherwise
                         specifically provided, none of the
                         Companies shall be deemed Affiliates of
                         Seller), and "control" means the
                         possession, directly or indirectly, of
                         the power to direct or cause the
                         direction of the management and policies of the given Person, whether through ownership of voting equities, by contract or otherwise

Agreement                this Stock Purchase Agreement, together
                         with the Schedule and Exhibits hereto

Antitrust Authorities    the United States Federal Trade
                         Commission and the Antitrust Division of the United States Department of Justice

Benefit Arrangement      as established or maintained for the
                         benefit of any current or former
                         Personnel or dependents of any of the
                         Companies, any health, dental, optical,
                         life, disability or workers' compensation insurance (including any self-insured arrangements); pension, retirement allowance, severance pay or supplemental unemployment benefit; vacation or leave of absence policy;
                         incentive or deferred compensation plan
                         or right; or equity participation, stock purchase, stock option, stock appreciation plan or right

Books and Records        all books, records, ledgers, files,
                         reports or plans, written or electronic, of or maintained by or maintained for any of the Companies, or Seller solely with respect to any of the Companies

Business Day             any day other than a Saturday, Sunday,
                         or a day on which banks in New York City are authorized or obligated by law or executive order to close

Cap                      as defined in Section 12.3.3 hereunder

CERCLA the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.

Claim any claim, cause of action, action, lawsuit, litigation, arbitration, legal proceeding, administrative proceeding, condemnation proceeding or expropriation proceeding, of which any written notice of assertion or service of process has been given or made

Closing the completion of the transaction herein contemplated as further set forth in
                         Section 3.1 hereunder

Closing Date             the date of the Closing, as further set
                         forth in Section 3.1 hereunder

Closing Date
Balance Sheet            the unaudited consolidated balance
                         sheet of the Companies as of the Closing
                         Date as prepared in accordance with
                         Section 3.2 hereunder

Closing Date Net Equity  the Net Equity (as hereinafter defined)
                         shown on the Closing Date Balance Sheet
                         in accordance with Section 3.2 hereunder

COBRA                    the Consolidated Omnibus Budget
                         Reconciliation Act of 1985, as amended,
                         26 U.S.C. Section 4980B et seq.

Code                     the Internal Revenue Code of 1986, as
                         amended, 26 U.S.C. Section 1 et seq.

Companies                Graftek and each of the Subsidiaries, on
                         a consolidated basis if in reference to
                         an accounting matter (or in the
                         singular, any of the Companies)

Covered Taxes            all Taxes of the Companies or any
                         affiliated, consolidated or unitary
                         group of which any Company is or has
                         been a member for periods ending on or
                         prior to the close of business on the
                         Closing Date in excess of the reserve
                         for Taxes stated on the Closing Date
                         Balance Sheet (as such reserve may be
                         adjusted pursuant to the provisions of
                         Section 3.2.4, whether by agreement of
                         the parties or by the decision of the
                         Third Accounting Firm)

Cushions                 as defined in Section 12.3.3 hereunder

Damages                  all losses, liabilities, damages and
                         expenses, including, without limitation, such reasonable expenses of investigation and reasonable attorneys fees and disbursements as may arise in connection with any Claim by one party hereto against the other

Employee Plan            an "employee benefit plan" as defined in
                         Section 3(3) of the Employee Retirement
                         Income Security Act of 1974, as amended,
                         29 U.S.C. Section 1001 et seq.
                         ("ERISA"), and as further specified in
                         Section 5.21.1 hereunder

Environmental Condition  as defined in Section 5.22.1 hereunder

Environmental Law        as defined in Section 5.22.1 hereunder

Environmental Notice     as defined in Section 5.22.2.3 hereunder

Environmental Claim      as defined in Section 12.3.4.5(d) hereunder

Environmental Damages    as defined in Section 12.3.4 hereunder

Environmental            as defined in Section 12.3.4.5(d) hereunder
Claim Notice

Environmental Panel      as defined in Section 12.3.4.5(e) hereunder

Environmental Report     The letter of Braun Intertec to Mr. Robert Frasco
                         on June 27, 1997, with respect to the Phase II
                         Site Assessment Study, together with accompanying documents

Environmental
Representation           as defined in Section 12.1 hereunder

Final Determination
Date                    as defined in Section 3.2.4 below

GAAP generally accepted accounting principles applicable in the United States (unless otherwise stated), applied on a basis consistent with prior practice

Governmental Body        any court or federal, state or municipal
                         or other local governmental body or any
                         subdivision, commission, board, bureau,
                         instrumentality, administrative agency,
                         official or other authority thereof

Graftek                  Graftek Press, Inc.

Guarantor                as defined in Section 6.4 hereunder

Guarantor's Financial
Statements               as defined in Section 6.4.2 hereunder

Guaranty                 the guaranty of Purchaser's obligations
                         hereunder, issued by Guarantor to Seller as of the date hereof

Hazardous Substance      any toxic, caustic or otherwise
                         hazardous substance, pollutant or
                         contaminant (including, without
                         limitation, petroleum, its derivatives,
                         by-products and other hydrocarbons;
                         polychlorinated biphenyls in
                         concentration and form subject to
                         regulation under Environmental Laws;
                         urea formaldehyde; and friable or broken asbestos), whether or not regulated under CERCLA or any other federal, state or local Law, except as specified herein

HSR Act                  the Hart-Scott-Rodino Antitrust
                         Improvements Act of 1976, as amended,
                         15 U.S.C. Section 1311 et seq.

Indemnified Party        as defined in Section 12.8 hereunder

Indemnifying Party       as defined in Section 12.8 hereunder

Intellectual Property
Right                    as defined in Section 5.19 hereunder

Interest Rate            the prime rate of interest announced
                         from time to time by Chase Manhattan
                         Bank, in New York City, minus three
                         percentage points

Judgment any judgment, injunction, stipulation, order, writ, award or decree issued by any Governmental Body or any arbitral tribunal, whether initially sought by a private or public Person, resulting from or arising in connection with any Claim

Law                      any law, statute, ordinance, rule or
                         regulation of any Governmental Body

Lien                     any lien, security interest, mortgage,
                         pledge, charge, claim, encumbrance,
                         restriction or legal limitation of any
                         kind

Material Contract        each contract, agreement, plan, arrangement
                         or procedure required to be listed pursuant to Section 5.15 hereunder

Multiemployer Plan       an employee benefit plan as defined in
                         Section 5.21.2 hereunder

Net Equity               "Total Stockholders Equity" as reflected
                         on any consolidated balance sheet of the Companies determined in accordance with
                         GAAP, plus any amount reflected on any
                         such balance sheet as "Due to Parent
                         Company"

Notice of Disagreement   as defined in Section 3.2.3 hereunder

Other Representations    as defined in Section 12.1 hereunder

PBGC                     the Pension Benefit Guaranty Corporation

Pension Plan             the Graftek Press Inc. Employees Defined
                         Benefit Pension Plan and Trust

Permit                   any permit, license, certificate,
                         permission, easement, variance, order,
                         consent, approval or any other
                         authorization of any kind applicable to
                         any of the business activities of any of the Companies

Person                   any person, company, corporation,
                         partnership or any other natural or
                         juridical person

Personnel                with respect to any of the Companies,
                         any director, officer, employee or
                         partner thereof

Proceeding               as defined in Section 9.5.1 hereunder

PSSI Plan                the Graftek Press-Elkhorn Webpress
                         Profit Sharing/ Savings & Investment
                         plan, consisting of a 401(k) portion as
                         to which there is a Company matching
                         program (the "401(k) Provisions") and a
                         profit sharing portion as to which there is a Company profit sharing contribution
                         (the "Profit Sharing Provisions")

Purchase Price           as defined in Section 2 hereunder

Purchase Price
Adjustment               as defined in Section 3.2.6

Purchaser                BGJ Enterprises, Inc., a Delaware corporation

Reasonable
Environmental Expense    as defined in Section 12.3.4.5 hereunder

Registered Rights        as defined in Section 5.19 hereunder

Release                  the release or threatened release of a
                         Hazardous Substance, as defined in 42
                         U.S.C.  9601(22)

Restricted Business      as defined in Section 7.8 hereunder

Schedule                 the attachment to this Agreement
                         containing the various Exhibits called
                         for herein, and as further specified in
                         Section 4 hereunder

Securities Act           the Securities Act of 1933, as amended,
                         15 U.S.C. Section 77a et seq.

Seller                   Devon Group, Inc., a Delaware corporation

Shares                   as defined in the Recitals hereto, and
                         as further specified in Section 5.4 hereunder

Subsidiaries             Elkhorn Webpress, Inc., a Wisconsin
                         corporation, and Carlith Printing, Inc., a Delaware corporation, both of which are wholly owned by Graftek

Taxes all taxes of any nature (including, without limitation, gross receipts, income, estimated, franchise, use or property taxes and customs duties) imposed upon any Company or its property by any taxing jurisdiction anywhere in the world, or that any Company is required to collect from others (including, without limitation, taxes imposed on retail sales and amounts that are required to be withheld from payments to employees or to foreign Persons) and all interest, additions to tax, penalties, fines and other amounts that are imposed with respect to any such taxes or amounts

Third Accounting Firm    as defined in Section 3.2.4 hereunder

Title IV Plan            an Employee Plan as defined in Section
                         5.21.2 hereunder

WARN Act                 the Worker Adjustment and Retraining
                         Notification Act, 29 U.S.C. Section 2102 et seq.

2. PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell the Shares to Purchaser, and Purchaser agrees to purchase the Shares from Seller. The initial purchase price for the Shares and the consideration for certain of Seller's covenants herein shall be $35,800,000.00 (Thirty Five Million Eight Hundred Thousand U.S. Dollars), adjusted pursuant to
Section 3.2 hereunder and as may be adjusted pursuant to Section
11.1.2 hereunder (together with the amount payable to Seller pursuant to Section 7.8.1.3 hereunder, referred to herein as the "Purchase Price").

3. CLOSING; PURCHASE PRICE ADJUSTMENT.

    3.1. Closing. Subject to satisfaction or waiver of the conditions set forth in Section 8 hereunder, the closing (the "Closing") of the purchase and sale of the Shares hereunder shall be held at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, counsel to Seller, at 10:00 a.m., New York City time, on the third business day after the expiration of any waiting period established by the HSR Act or the Antitrust Authorities, or at such other date, time or place as Purchaser and Seller may agree in writing (the date on which the Closing shall occur being herein the "Closing Date").

       3.1.1. At the Closing, Seller shall deliver to Purchaser: (i) certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, with any required stock transfer tax stamps affixed thereto; (ii) all minute and stock books and corporate seals and records of the Companies; and (iii) all documents required or contemplated to be delivered by Seller pursuant to Section 8.2 hereunder.

       3.1.2. At the Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer to an account of Seller, such account to be designated by Seller to Purchaser at least two (2) business days prior to the scheduled Closing Date, and shall deliver to Seller all documents required or contemplated to be delivered by Purchaser pursuant to Section 8.3 hereunder.

    3.2.  Purchase Price Adjustment.

       3.2.1. Within 60 days after the Closing Date, Seller shall, with the full cooperation of Purchaser as the owner after the Closing Date of the Companies, prepare and deliver to Purchaser the Closing Date Balance Sheet and Seller's calculation of the
Closing Date Net Equity. The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the preparation of the 1997 Financials except that (i) no effect shall be given to (a) any transaction occurring between the actual time of Closing and the close of business on the Closing Date between the Companies and Purchaser or its Affiliates or relating to Purchaser's financing of any of the Companies or any of the transactions contemplated hereby or (b) any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated hereby, and (ii) liabilities and obligations reflected on the Closing
Date Balance Sheet shall be excluded from the calculation of Closing Date Net Equity to the extent any such liabilities and obligations are to be, pursuant to the provisions of this Agreement (such as, but not limited to, tax payments to be made by Seller pursuant to Section 9 hereunder, or employee benefit payments pursuant to Section 10 hereunder) the responsibility of Seller after the Closing Date.

       3.2.2. In connection with the foregoing, Purchaser shall (i) maintain at their current locations and make available to Seller all Books and Records reasonably required by Seller to prepare the Closing Date Balance Sheet and the calculation of the Closing Date Net Equity, and (ii) continue to offer employment to, and make reasonably available to Seller, all Personnel of the Companies who, prior to the Closing Date, had meaningful responsibility for the preparation of financial statements of the Companies for the purpose of assisting in the Seller's preparation of the Closing Date Balance Sheet and calculation of Closing Date Net Equity.

       3.2.3. During the fifteen (15) days immediately following receipt of the Closing Date Balance Sheet by Purchaser, Purchaser and its accountants shall be entitled to review the Closing Date Balance Sheet and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet. The
Closing Date Balance Sheet and the calculation of the Closing
Date Net Equity shall become final and binding upon the parties on the 16th day following delivery thereof unless Purchaser gives written notice to Seller of its disagreement with the Closing
Date Balance Sheet or the calculation of the Closing Date Net
Equity, specifying in reasonable detail the nature of any disagreement so asserted (a "Notice of Disagreement") prior to such date.

       3.2.4. If a timely Notice of Disagreement is received by Seller, then the Closing Date Balance Sheet and the calculation of the Closing Date Net Equity (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (ii) the date any matters in dispute are finally resolved in writing by the Third Accounting Firm (as defined below) (the date on which the Closing Date Balance Sheet and the calculation of the Closing Date Net Equity so becomes final and binding being hereinafter referred to as the "Final
Determination Date"). During the 15 days immediately following the delivery of any Notice of Disagreement, Purchaser and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement and shall provide each other with access to working papers, trial balances and similar materials prepared in connection therewith. At the end of such 15-day period, Seller and Purchaser shall submit to an independent "Big 6" public accounting firm (the "Third Accounting Firm") for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement, and the Third
Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute (including in any case a determination of Closing Date Net Equity), which final resolution shall be (a) in writing, (b) furnished to Purchaser and Seller as soon as practicable after the items in dispute have been referred to the Third Accounting Firm, (c) made in accordance with this Agreement and (d) conclusive and binding upon Purchaser and Seller and not subject to collateral attack for any reason. The
Closing Date Balance Sheet and the calculation of the Closing
Date Net Equity, with any adjustments necessary to reflect the Third Accounting Firm's resolution of the matters in dispute, shall become final and binding on Purchaser and Seller on the date the Third Accounting Firm delivers its final resolution to the parties. The Third Accounting Firm shall be such independent
Big 6 public accounting firm, excluding KPMG and Price
Waterhouse, as shall be agreed upon by Seller and Purchaser in writing or, if Purchaser and Seller cannot so agree within the 15-day period referred to above, by lot from among the remaining independent Big 6 public accounting firms willing to act. In the event determination by the Third Accounting Firm (1) results in a change in Closing Date Net Equity in excess of $75,000 as compared to the Closing Date Net Equity originally calculated by Seller, the costs and expenses of Seller, Purchaser and the Third
Accounting Firm shall be borne by Seller; or (2) results in a change in Closing Date Net Equity of $75,000 or less as compared to the Closing Date Net Equity originally calculated by Seller, the costs and expenses of Seller, Purchaser and its Third
Accounting Firm shall be borne by Purchaser.

       3.2.5. Upon the final determination of the Closing Date Balance Sheet in accordance with Sections 3.2.3 and 3.2.4 above, the following amounts will be payable:

            3.2.5.1. If Closing Date Net Equity is greater than $27,962,129, Purchaser shall pay to Seller the amount by which Closing Date Net Equity exceeds $27,962,129.

            3.2.5.2. If Closing Date Net Equity is less than $27,562,129, Seller shall pay to Purchaser the amount by which Closing Date Net Equity is less than $27,562,129.

            3.2.5.3. If Closing Date Net Equity is more than $27,562,129 but less than $27,962,129, no adjustment shall be made to the Purchase Price.

       3.2.6. Any required adjustment to the Purchase Price pursuant to this Section 3.2 shall be referred to as the "Purchase Price Adjustment".

       3.2.7. Purchaser agrees, solely with respect to the calculation of the Purchase Price Adjustments, and without restricting in any manner whatsoever Purchaser's right to take any such action that would not affect such calculation, that following the Closing, Purchaser will not take any actions with respect to the accounting books, records, policies and procedures of the Companies on which the Closing Date Balance Sheet is to be based that are not consistent with GAAP applied in a manner consistent with the preparation of the 1997 Financials.

       3.2.8. Within 20 days after the receipt by Purchaser of the Closing Date Balance Sheet in accordance with Section 3.2.1 hereof, Seller or Purchaser, as the case may be, shall make the payments required by Section 3.2.5 hereof with respect to any undisputed amount constituting Purchase Price Adjustment. With respect to any items that are the subject of a Notice of Disagreement, disbursements shall be made within 3 Business Days after the Final Determination Date.

4. SCHEDULE AND EXHIBITS. Seller has previously prepared and simultaneously with the delivery of its executed copy hereof, has delivered a schedule (dated the date hereof and certified by Seller as complete) setting forth certain information and Exhibits required to be provided to Purchaser under the terms of this Agreement (the "Schedule"). The Schedule is hereby incorporated into, and made a part of, Seller's representations, warranties and covenants for all purposes of this Agreement, including without limitation the Closing conditions under Section
8.2.1 and the indemnification provisions under Section 12 hereof.

    4.1. Single Disclosure; No Admission. Any item disclosed for any one purpose in the Schedule shall be deemed disclosed for any other purpose therein unless expressly so stated with respect to such item. The inclusion of any information in any Exhibit to the Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required to be disclosed or otherwise set forth in any of the Exhibits to the Schedule.

    4.2. Reliance. Each disclosing party hereto making any representations and warranties herein agrees and acknowledges that (i) the other party hereto, in entering into this Agreement and performing at the Closing, is relying on the accuracy and completeness of each representation and warranty of the disclosing party, notwithstanding any knowledge of facts to the contrary obtained prior to the Closing by such other party, provided however, that such other party shall not be entitled to rely thereon unless such other party shall have promptly identified any such facts to the contrary by notice to the disclosing party if learned or discovered at any time prior to the Closing, and (ii) the representations and warranties made herein are for the dual purpose of (a) disclosing information to the other party and (b) in conjunction with the indemnification provisions herein contained and subject to the limitations and qualifications contained in this Agreement with respect thereto, allocating the risk represented by any particular fact or event which may be contrary to any one or more of the representations and warranties.

5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

    5.1. Organization and Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and sell its properties (including without limitation the Shares) and to carry on its business as now conducted (including without limitation, entering into and performing its obligations pursuant to this Agreement). The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action, including without limitation approval by the Board of Directors of Seller, copies of which approval shall have been delivered to Purchaser prior to the Closing Date.

    5.2. Ownership of Shares. Seller is the beneficial and record owner of all of the Shares and, except as may be restricted by reason of the execution and delivery of this Agreement by the parties, has the absolute and unrestricted right, power and authority to sell the Shares (and the complete right, title and interest thereto) to Purchaser as herein provided, and at the Closing, Seller will transfer to Purchaser good title to the Shares, free and clear of all Liens (including, without limitation, any restrictions on the right to vote, sell or otherwise dispose of the Shares).

    5.3. Organization and Standing of the Companies. Each of the Companies (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated or the nature of the business conducted by it makes such qualification necessary, all as set forth on Exhibit 5.3 of the Schedule, and the failure of which qualification would be materially adverse to the ability of the Companies to carry on their business. True and complete copies of the certificate of incorporation and all amendments thereto to date of each of the Companies, certified by the Secretary of State of their respective states of incorporation, and copies of their respective bylaws as amended to date, certified by the corporate secretary of each such corporation, have been delivered by Seller to Purchaser prior to the date hereof.

    5.4. Capitalization. The authorized capital stock of Graftek consists solely of 15,000 shares of common stock, par value $20 per share, of which there are 28 shares held in the treasury of Graftek, and 10,000 shares issued and outstanding (the "Shares"). All such issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. There is no subscription, call, option, warrant, right or other agreement or obligation providing for the purchase, redemption, repurchase, sale or issuance of, and there is no security convertible into or exchangeable for, or security convertible into, any common stock of Graftek, nor of any other stock or security of any of the Companies.

    5.5. Capitalization of Subsidiaries. The authorized capital stock of each Subsidiary consists solely of the shares of common stock as set forth on Exhibit 5.5 of the Schedule, and the number of issued and outstanding shares of stock of each Subsidiary is as set forth thereon. All of the issued and outstanding shares of common stock of each Subsidiary is owned of record and beneficially by the Company, free and clear of all Liens (including without limitation any Lien on the right to vote, sell or otherwise dispose of such stock or other ownership interest). All such issued and outstanding shares of common stock of the Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable.

    5.6. Ownership of Equities or Interests. Graftek does not (except for ownership in the Subsidiaries), and each Subsidiary does not, directly or indirectly, (i) own any equity, debt (other than accounts and notes receivable arising in the ordinary course of business) or interest (including, without limitation, options, rights, agreements or commitments to acquire any securities) in any corporation, partnership, association, joint venture or other business entity or (ii) have voting power to elect a majority of the members of the board of directors or other persons performing similar functions in any such business entity.

    5.7.  Conflicts with Agreements or Law.  Except as set forth on
Exhibit 5.7 of the Schedule and except for compliance with the applicable requirements of the HSR Act, the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) require action by, registration or filing with, or consent, authorization or approval of, any Governmental Body applicable to Seller which will not have been obtained or waived prior to the Closing Date; (ii) violate or conflict with any Law or any Judgment by which any of the Companies or any of their respective properties or assets may be bound; (iii) result in the creation of any Lien upon the property or assets owned, used or held for use by any of the Companies; (iv) violate or conflict with any provision of the certificate of incorporation or bylaws of Seller or any of the Companies; or (v) violate or conflict with, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under or give rise to any fight of termination, cancellation, suspension, modification, acceleration or loss of benefits under any Material Contract, or the material provisions of any Benefit Arrangement or Employee Plan, or any material Permit held by any of the Companies.

    5.8. Books and Records. Except as set forth on Exhibit 5.8 of the Schedule, the Books and Records of each of the Companies are complete and accurate in all material respects, fairly reflect all material transactions involving such Company, and have been kept in accordance with GAAP.

    5.9. Financial Statements. Seller has previously delivered to Purchaser true and complete copies of the 1997 Financials.
Except as set forth on Exhibit 5.9 of the Schedule, the 1997 Financials (i) have been prepared in accordance with GAAP, (ii) are in accordance with the Books and Records of the Companies, and (iii) fairly present the consolidated financial condition and results of operations and cash flows of the Companies as of March 31, 1997 and for the fiscal year then ended.

    5.10. Absence of Undisclosed Liabilities. Except as stated on the 1997 Financials or on Exhibit 5.10 of the Schedule, none of the Companies has any material liabilities or obligations of any nature, whether absolute, accrued, contingent, determined, determinable or otherwise, except (i) with respect to liabilities or obligations of the type required to be stated on or reflected by a balance sheet prepared in accordance with GAAP, current liabilities or obligations incurred since March 31, 1997, in the ordinary course of business, and (ii) with respect to liabilities or obligations of the type not required to be stated on or reflected by a balance sheet prepared in accordance with GAAP, liabilities or obligations pursuant to the Material Contracts, the Benefit Arrangements, the Pension Plan or the PSSI Plan.

    5.11.  Absence of Certain Changes.  Except as set forth on
Exhibit 5.11 of the Schedule, since March 31, 1997, the Companies, taken as a whole, have carried on their business in the ordinary course consistent with past practice and none of the Companies has:

       5.11.1. entered into any material transaction, contract or commitment that is not in the ordinary course of its business consistent with past practice; or

       5.11.2. assumed or had transferred from Seller any liability or obligation of any nature which in the ordinary course of its business prior to March 31, 1997, had been carried by Seller on Seller's books and records and was not stated on or reflected in the 1997 Financials, or transferred or assigned any asset of any nature which was stated on or reflected in the 1997 Financials to Seller for less than fair market value, except for the transfer of cash by the Companies to the Seller in the ordinary course of business consistent with past practice prior to the Closing Date; or

       5.11.3. failed to pay or discharge when due any liability or debt, whether or not incurred in the ordinary course of its business, unless such liability or obligation is being contested by the Companies or by Seller in good faith (and if any such contested liability or obligation would call for the payment by any of the Companies in excess of $25,000, Seller will nevertheless identify such liability or obligation on Exhibit 5.11); or

       5.11.4. purchased or sold, assigned or transferred any machinery, equipment or other fixed asset except (i) in the ordinary course of its business consistent with past practice or (ii) having a value of $50,000 or less; or

       5.11.5. subjected any asset to any Lien except in the ordinary course of its business consistent with past practice; or

       5.11.6. made or suffered any amendment or termination of any Material Contract, or canceled, modified or waived any material
Claim held by it, other than in the ordinary course of its business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of its business; or

       5.11.7. suffered any damage, destruction or other casualty loss, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or services of its vendors and service providers required to conduct such business, which in any such case materially and adversely affects its business: or

       5.11.8. to the best of Seller's knowledge, received notice of any actual or threatened (i) labor strike or labor union organizing efforts with respect to its business, or (ii) labor dispute or other occurrence, event or condition of any similar character which has had or is likely to have a material adverse effect on its business; or increased the compensation payable or to become payable to any of its officers or employees currently making in excess of $80,000, or increased its obligations in respect of any bonus, insurance, or Employee Plan for any such Person, or entered into any written agreements with respect to the employment of any such Person, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to any such Person, or put in place any general increase in the compensation payable to any of its employees; or

       5.11.9. made any alteration in its accounting practices except as required by law or consistent with GAAP (provided that no such alteration that may be consistent with GAAP shall change the manner of determining the Closing Date Balance Sheet as hereinabove provided); or

       5.11.10. to the best of Seller's knowledge, suffered or experienced any facts or circumstances that, individually or in the aggregate, have had a material adverse effect on the Companies; or

       5.11.11. taken any action, which if it had been taken after the date of this Agreement, would require the consent or approval of Purchaser pursuant to Section 7.1 below.

    5.12.  Taxes: Reports and Filings

       5.12.1. Each Company has timely filed all federal, state, local and foreign income, franchise, sales and use, real and personal property, payroll, withholding and other tax returns and reports required to be filed by it, and, except as set forth on Exhibit
5.12.2 of the Schedule, has paid all amounts shown due on such returns and reports and all assessments in respect of such returns and reports that have become due. All taxes or other governmental impositions that any Company has withheld or collected from others (including customers and employees) have been properly withheld or collected and have been paid over to the appropriate Governmental Bodies or, if not yet required to be paid over, are being held in cash in bank accounts for the account of such Company for such payment.

       5.12.2.  Except as set forth on Exhibit 5.12.2 of the Schedule:

            5.12.2.1. all tax returns and reports of each of the Companies for taxable periods ended on or before March 31, 1992 have either been examined by the appropriate taxing authorities, which examinations have been concluded and any resulting taxes or other amounts resulting therefrom have been paid, or the relevant statute of limitations on assessment or collection of the tax has expired; Exhibit 5.12.2.1 of the Schedule lists tax returns and reports of each of the Companies for periods ending after March 31, 1992 that have been examined by a taxing authority;

            5.12.2.2. no tax return or report of any of the Companies is currently being examined by a taxing authority, and there has been no notice from a taxing authority that it intends to examine such a return or report or that there exists a deficiency with respect to such return or report;

            5.12.2.3. there is no pending dispute or contest involving a tax liability for which any of the Companies is or may be liable;

            5.12.2.4. there has been no adjustment made by a taxing authority to a tax return or report of any of the Companies for any taxable period that would have a direct effect on a tax return or report of such Company for a subsequent taxable period that has not yet been filed, unless that effect also is contained in a tax return or report of the Company that has been filed;

            5.12.2.5. there has been no adjustment made or proposed by the Internal Revenue Service to a tax return referred to in Section
5.12.3 below relating to an item of income, deduction or credit of any of the Companies that would result in a direct increase in any taxable year in the federal income tax liability attributable to any of the Companies;

            5.12.2.6. there is no outstanding agreement or waiver extending a statute of limitations on assessment or collection of a tax for which any of the Companies is or may be liable; and

            5.12.2.7. none of the Companies is bound by a closing agreement under 7121 of the Code or a similar provision of state or local law.

       5.12.3. Each of the Companies, during all taxable periods beginning on or after March 31, 1992, was a member of the affiliated group (as defined in 1504(a) of the Code) of which Seller is the common parent, and has been included in the consolidated federal income tax return of Seller and its subsidiaries for each such period.

       5.12.4. Except as set forth in the next-following sentence, none of the Companies is subject to taxation in or by any tax jurisdiction other than the United States of America, the State of Wisconsin and political subdivisions thereof, the State of Illinois and political subdivisions thereof, and the State of Connecticut and political subdivisions thereof. The income of the Companies is included in unitary returns filed with Nebraska, California and Minnesota, but no Company would be subject to tax by any of such states if such Company were not affiliated with any other Person.

    5.13. Title to and Condition of Properties; Encumbrances. Except as otherwise stated on or reflected by the 1997 Financials or as otherwise set forth on Exhibit 5.13 of the Schedule, the Companies own their properties and assets (whether real, personal or mixed, tangible or intangible, other than leased assets), subject to no Lien, including, without limitation, properties and assets stated on or reflected in the 1997 Balance Sheet and all properties and assets purchased or otherwise acquired since March 31, 1997, except for (i) inventory sold or otherwise disposed of since March 31, 1997 in the ordinary course of business consistent with past practice, (ii) equipment retired since March 31, 1997, in the ordinary course of business consistent with past practice, (iii) accounts receivable which have been collected, adjusted or otherwise settled in the ordinary course of business,
(iv) assets or properties not material to the conduct of the business of the Companies, (v) Liens for current taxes not yet due or being contested in good faith, (vi) Liens which do not materially detract from or impair the value or marketability of the properties or assets subject thereto, or materially interfere with the present or intended use of, such property or asset or the conduct of the business of any Company, (vii) mortgages or security interests, individually of no more than $50,000 and in the aggregate of no more than $100,000 for all Companies, incurred in connection with the purchase of property or assets after March 31, 1997, each such mortgage or security interest being limited to the property or asset so purchased.

       5.13.1. Exhibit 5.13 of the Schedule identifies in general all real property interests owned by any Company. Seller has previously delivered to Purchaser true and complete copies of the deeds and other instruments (whether or not recorded) by which any Company acquired such real property or interests, as well as copies of all title insurance policies, opinions, abstracts, and all surveys in the possession of Seller or any of the Companies relating to such real property or interests. Each such title insurance policy insuring any interest of any of the Companies in any such real property is in full force and effect and names such Company as beneficiary.

       5.13.2. All plants, structures and improvements owned or leased by any Company are wholly within the boundaries of the real property owned or leased by it and do not encroach upon the property of, or otherwise conflict with the real property rights of, any other Person. Except as set forth on Exhibit 5.13, the properties and assets owned or leased by the Companies taken as a whole include all material rights, properties and assets necessary to permit the Companies to conduct their respective businesses in the same manner as now conducted and have been conducted prior to the date of this Agreement.

       5.13.3. Except as identified on Exhibit 5.13, the plants, structures, improvements, machinery and equipment owned or leased by the Companies have been regularly maintained, are adequate for the uses to which they are being put, and are in generally good operating condition and repair, reasonable wear and tear excepted (it being understood that Seller is not making any representation or warranty with respect to the useful life of, or any latent defects with respect to, any thereof).

    5.14. Notes and Accounts Receivable. All notes and accounts receivable of the Companies stated on the 1997 Balance Sheet and all notes and accounts receivable created by the Companies since March 31, 1997 have arisen in the ordinary course of business. Attached hereto as Exhibit 5.14 to the Schedule is a list of all notes and accounts receivable of the Companies in excess of $50,000 per note or account that is outstanding, with respect to which any of the Companies has received written notice from the obligated party or any guarantor thereof that payment is being refused, disputed or materially delayed beyond the due date for payment, and in each such case (i) an identification of the obligor thereto, (ii) the outstanding amount, and (iii) the stated reason, if any, for such refusal, dispute or delay.

    5.15. Contracts and Agreements. Exhibit 5.15 of the Schedule includes an accurate list of the Material Contracts of the Companies, listed in the order and containing the numbering of the next following paragraphs of this Section 5.15. Each
Material Contract is in full force and effect and is the legal, valid, binding and enforceable obligation of each Company which is a party thereto, except to the extent that enforceability may be subject to or limited by bankruptcy, insolvency, reorgan ization, moratorium and other similar laws relating to or affecting creditors' rights generally and the availability of equitable remedies, and to the effect of certain laws and judicial discretion and decisions upon the availability and enforceability of certain remedies provided in the Material Contracts, including the remedy of specific performance. To the best of Seller's knowledge, except as disclosed on Exhibit 5.15,
(i) no Company nor any other party to any Material Contract is in material default or alleged to be in material default under such Material Contract, (ii) there exists no event, condition or set of circumstances or facts which, after notice or lapse of time, or both, would constitute such a material default, and (iii) no Company has any contract or commitment arising outside the ordinary course of its business or in violation of its certificate of incorporation or bylaws. Seller has previously delivered to Purchaser a true and complete copy of each of the written Material Contracts. For the purposes hereof, Material Contracts shall be written contracts within the following:

       5.15.1. all leases of real property, and all leases of personal property (whether or not capitalized), calling for one or more payments of $25,000 per annum, to which any Company is a party, including in each case the identity of the lessor (or lessee, as the case may be);

       5.15.2. all employment, representative, sales agency, consulting, indemnification, non-competition, commission, retainer and other agreements of any Company with any Personnel (exclusive of any contract that is cancelable by the respective Company on notice of not more than thirty
(30) days without liability, penalty or premium in excess of $25,000, or which calls for annual payments of less than $25,000);

       5.15.3. all confidentiality or non-competition agreements regarding the business of any Company to which any Company or any Personnel is a party;

       5.15.4. all agreements entitling any Personnel to any bonus, severance or similar benefit (or enhancement of such benefit) as a result of the transactions contemplated hereby;

       5.15.5. other than those referred to in Section 5.15.2, all Benefit Arrangements and Employee Plans of any Company or the Seller currently in force with or for the benefit of any present or former Personnel;

       5.15.6. all accounts, balances, debts, obligations, arrangements, agreements, understandings or practices between Seller and/or any Affiliate of Seller on the one hand, and any of the Companies, on the other hand, whether with respect to the business of such Company or otherwise, which will by their respective terms, survive the Closing Date;

       5.15.7. all collective bargaining and union agreements applicable to any Company;

       5.15.8. all partnership, joint venture and similar agreements or arrangements to which any Company is a party;

       5.15.9. all policies of insurance or fidelity bonds in force covering any Company or any of its property, assets, business, operations, employees, officers or directors, stating in each case sufficient detail to permit Purchaser to identify such policies or bonds;

       5.15.10. all loan agreements, credit agreements, instruments, indentures, notes, note purchase agreements, security agreements, mortgages, pledges, conditional sales agreements and other agreements or arrangements to which any Company is a party relating to indebtedness for borrowed money, the deferral of the purchase price of real or personal property or the securing of the payment of obligations thereunder;

       5.15.11. guarantees (and similar instruments) by any Company of the obligations of any third Person (including without limitation, Seller) and guarantees (and similar instruments) by Seller or by any Personnel with respect to obligations of any Company;

       5.15.12.  tax-sharing agreements or policies affecting any Company;

       5.15.13. all research and development agreements, license and royalty agreements to which any Company is a party, including without limitation those with respect to Intellectual Property Rights and all indemnification agreements relating to infringement of Intellectual Property Rights;

       5.15.14. all agreements relating to the transportation or warehousing of goods, including without limitation, rail-spur agreements and contracts for wharfage or dock rights;

       5.15.15. all agreements for the purchase or sale of goods or services, pursuant to which any one or more of the Companies has an obligation to make individual payments for future performance or services or supply of goods and materials, or is entitled to receive payments for future performance of services or supply of goods and materials, in each case where any amount payable or receivable, as applicable, exceeds $50,000 per annum individually or $100,000 in the aggregate per annum for any individual Company; and

       5.15.16. all printing or other agreements relating to printing services between any of the Companies and a customer, which are still to be performed after the Closing Date.

    5.16. Insurance. None of the Companies maintains any insurance policies other than through Seller.

    5.17. Permits and Licenses; Compliance. Except as set forth and identified on Exhibit 5.17 of the Schedule, each Company has all material Permits required to carry on its business as now conducted and is in compliance in all material respects therewith. No material violation of any Law (including without limitation that relating to building, zoning, city planning, health, fire, occupational safety, equal opportunity, improper payments or fair labor practice) or Judgment exists with respect to the properties, assets or business of any Company. Neither Seller nor any Company has received any written notice of any such violation, nor to the best of Seller's knowledge, has any Company been threatened with the receipt of notice of any such violation. Each Company has filed all reports and returns required to be filed by it with all Governmental Bodies with respect to any material Permit and has complied in all material respects with the requirements of such reports and returns.

    5.18. Litigation. Except as set forth on Exhibit 5.18 of the Schedule, (i) there are no Claims pending, or, to the best of Seller's knowledge, threatened, against, involving or affecting Seller or any Company, or the business, properties or assets (owned, leased, subleased, occupied, operated or used) of any Company, which, if determined or resolved adversely to Seller or such Company, as the case may be, would be materially adverse to a Company's ability to own and use its assets and carry on its business as heretofore carried on, and (ii) no Company or its properties, assets or business is subject to any Judgment.

    5.19. Intangible Personal Property. Exhibit 5.19 of the Schedule contains a list of all patents, copyrights, trade names, service marks or trademarks registered, or for which registration has been applied ("Registered Rights") of any Company (or as the case may be and so noted on Exhibit 5.19, of the Seller and heretofore used by or in the business of any Company as a material element thereof). The Registered Rights and any technology, know-how, trade secrets, formulae, inventions and processes owned, used, or held for use by any Company in its business (in the aggregate, "Intellectual Property Rights") will be, at and immediately after the Closing Date, good and sufficient to permit each Company to carry on its business as heretofore carried on. To the best of Seller's knowledge, there exists in respect of any of the Companies or the conduct of their respective business, no material conflict with valid Intellectual Property Rights of others and no material infringement or challenge (or basis therefor) by others of the Intellectual Property Rights owned, used or held for use by the Companies.

    5.20. Employees; Management Transactions. Exhibit 5.20 of the Schedule sets forth the names of Personnel whose annual base compensation or commissions exceed $80,000, and their respective compensation, age and date of hire. Except as set forth on
Exhibit 5.20, there are no transactions involving any Company or Seller and any Personnel of any Company (or of Seller in respect of any Company) which would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act, assuming the full application of such Regulation and further, that the threshold thereunder were $25,000.

    5.21.  Employee Benefit Plans.

       5.21.1. Exhibit 5.21 of the Schedule identifies each "employee benefit plan" as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA; (ii) is maintained, administered or contributed to by the Companies (as defined below for purposes of this Section 5.21 ) for the benefit of any Personnel of any of the Companies and (iii) covers any employee or former employee of the Companies.

       5.21.2. Except as listed on Exhibit 5.21, neither Seller nor any of its affiliates maintains, administers or contributes to, for the benefit of any Personnel, (i) any multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan"), (ii) any Employee Plan which is subject to Title IV of ERISA, excluding for these purposes any Multiemployer Plan (a "Title IV
Plan") or (iii) any Employee Plan which is maintained in connection with any trust described in Section 501(c)(9) of the Code. For purposes of this Section 5.21 only, an "affiliate" of any person means any other entity which, together with such person, would be treated as a single employer under Section 414 of the Code.

       5.21.3. Seller has previously delivered to Purchaser (i) copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof,
(ii) the three (3) most recent annual reports prepared in connection with any Employee Plan, (iii) the three (3) most recent actuarial valuation reports prepared in connection with an Employee Plan,
(iv) complete age, salary, service and related data as of September 30, 1996 for all employees and former employees covered under any Title IV Plan and (v) the most recent determination letters from the Internal Revenue Service relating to each Employee Plan which is qualified under
Section 401 (a) of the Code.

       5.21.4. As of September 29, 1996, the fair market value of the assets of each Title IV Plan exceeded the present value of all benefits accrued under such Title IV Plan determined on both an on-going basis using the assumptions established by the PBGC, and a termination basis, using assumptions established under the General Agreement on Tariffs and Trade (the so-called "GATT" rates), as in effect on such date. As of the date hereof, there exists no aggregate unfunded liability of in respect of all Employee Plans described under Sections 4(b)5 or 401 (a)(1) of ERISA, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date. The actuarial assumptions and the data used in any actuarial reports on which funding of Employee Plans was done were in accordance with the provisions of the respective Employee Plans.

       5.21.5. With respect to each Employee Plan or Benefit Arrangement maintained by the Companies which is covered by Title I of ERISA:

          5.21.5.1. no "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect thereto, excluding transactions effected pursuant to a statutory or administrative exemption;

          5.21.5.2.  no "accumulated funding deficiency," as defined in
Section 412 of the Code, has been incurred with respect thereto, if such Employee Plan is subject to such Section 412, whether or not waived;

          5.21.5.3. no "reportable event", within the meaning of Section 4043 of ERISA and regulations promulgated thereunder, has occurred or is continuing with respect thereto, other than a "reportable event" that will not have a material adverse effect on any of the Companies or their respective business and assets, and no event described in Section 4062 or 4063 of ERISA has occurred;

          5.21.5.4. no condition exists which could constitute grounds for termination by the PBGC of any Employee Plan or, with respect to any Multiemployer Plan, presents a material risk of complete or partial withdrawal under Title IV of ERISA;

          5.21.5.5. each Employee Plan that is intended to be qualified under Section 401 (a) of the Code is so qualified, has been so qualified from its adoption and no event has occurred since the date of such determination that would adversely affect such qualification; and any trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt from its creation;

          5.21.5.6. each Employee Plan which is not a Multiemployer Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plans; and

          5.21.5.7. no tax under Section 4980B of the Code has been incurred with respect to any Employee Plan sponsored by the Companies that is a group health plan, as defined in Section 162(i)(2) of the Code.

       5.21.6. Neither Graftek nor any Subsidiary has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that could become a liability of Purchaser or any of its affiliates after the Closing Date. If a "complete withdrawal" by Graftek or any of the Subsidiaries were to occur as of the Closing Date with respect to all Multiemployer Plans, none of the Companies nor Purchaser would incur any material withdrawal liability under Title IV of ERISA.

       5.21.7. No Company has any current or projected liability with respect to post-employment or post-retirement benefits for retired or former employees of any Company (whether or not pursuant to any Employee Plan or Benefit Arrangement), except as required to avoid excise tax under Section 4980B of the Code. Except as stated on Exhibit 5.21 to the Schedule, there has been no (i) amendment to, (ii) written interpretation of or announcement (whether or not written) by any of the Companies or by Seller or any of its affiliates relating to, or (iii) change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that will become the responsibility of Purchaser or any of the Companies after the Closing Date that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date hereof.

       5.21.8. All contributions and payments accrued under each Employee Plan and Benefit Arrangement that will become the responsibility of Purchaser or any of the Companies after the Closing Date, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period from September 30, 1996 to the Closing Date, shall be discharged and paid on or prior to the Closing Date.

       5.21.9. There is no contract, agreement, plan or arrangement covering any present or former Personnel that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

       5.21.10. All IRS Form 5500's (and, as applicable, any similar reporting forms required by any state) for all Employee Plans and Benefit Arrangements sponsored by the Companies with respect to all periods to and through the Closing Date have been or will be duly filed as may be required.

       5.21.11. With respect to the PSSI Plan, the PSSI Plan document and Summary Plan Description have been amended to comply with applicable law through the Closing Date, and Graftek has received a determination letter that complies with applicable law.

       5.21.12. With respect to the Pension Plan, (i) the Pension Plan document and Summary Plan Description have been amended to comply with applicable law through the Closing Date, (ii) all PGBC, Internal Revenue Service and Department of Labor filings shall be current through the Closing Date, (iii) no outstanding penalties or excise taxes exist or at the Closing Date will exist, (iv) through the Closing Date, the Pension Plan shall have been operated in accordance with its terms, and (v) Graftek has received a determination letter with respect to the Pension Plan that is current through the Closing Date.

    5.22.  Environmental Compliance.

       5.22.1. Each of the Companies is in compliance in all material respects with any and all applicable federal, state and local
Laws and Permits relating respectively to air, water, land, noise or other pollution, or the production, storage (including storage in underground tanks), labeling, treatment, transport, handling, Release or disposition of any Hazardous Substance (including, but not limited to, the Clear Air Act, as amended, 42 U.S.C. Section
7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C.
Section 300 et seq.; the Clean Water Act, as amended, 33 U.S.C.
Section 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Resource
Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; and CERCLA, together with rules and regulations promulgated thereunder; collectively, the "Environmental Laws").
As used herein, "Environmental Condition" shall mean any condition or circumstance that (i) is required to be abated or corrected under any Environmental Law, or (ii) is likely to give rise to any civil or criminal liability of the Seller or any of the Companies under an Environmental Law, or (iii) is likely to create a public or private nuisance, including, but not limited to, the presence of Hazardous Materials, in quantities that are not in compliance with Environmental Laws.

       5.22.2. Except as set forth on Exhibit 5.22 of the Schedule or in the Environmental Report:

          5.22.2.1. no material violation of any Environmental Law has existed since March 31, 1997 with respect to the properties, assets or business of any Company;

          5.22.2.2. the properties, assets and business of each of the Companies has been and is in compliance in all material respects with all applicable Environmental Laws;

          5.22.2.3. no material Environmental Condition at or relating to any of the properties now or heretofore owned or used by any of the Companies exists, and neither Seller nor any of the Companies has received any notice, notification, demand, request for information, citation, summons or order has been issued and no penalty has been assessed by any Governmental Body or other entity under Environmental Laws (generally, an "Environmental Notice");

          5.22.2.4. neither Seller nor any of the Companies has received an Environmental Notice (i) with respect to any Company's generation, treatment, storage, recycling, transportation, disposal or Release of any Hazardous Substance or (ii) with respect to any other violation of any other Environmental Law with respect to the properties, assets or business of any of the Companies.

          5.22.2.5. no Company (i) has handled any Hazardous Substance, other than as a generator, on any property now or previously owned, operated or leased by a Company, except in material compliance with applicable Environmental Laws; (ii) has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA, or on any similar state list, or which, to the best of Seller's knowledge, is the subject of federal, state or local enforcement actions or other investigations which may lead to Claims against any Company for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA; or
(iii) is required to place any notice or restriction relating to the presence of Hazardous Substances at any property owned by it in any deed to such property;

          5.22.2.6. at, on or under any property now or previously owned, operated or leased by any Company, there exists no (i) storage tank for Hazardous Substances (active or abandoned), or (ii) to the best of Seller's knowledge, Hazardous Substances in concentrations, form or quantities subject to regulation under any Environmental Law;

          5.22.2.7. no oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of a Company;

          5.22.2.8. no property now or previously owned, operated or leased by a Company is listed or, to the best of Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up;

          5.22.2.9. there are no environmental Liens on any of the real property or other properties owned, operated or leased by any Company, and no government actions have been taken or are in process which might subject any of such properties to such Liens; and

          5.22.2.10. there have been no environmental investigations, studies, audits, tests, reviews or other' analyses conducted, since December 31, 1991, by or which are in the possession of Seller or any Company in relation to any property or facility now or previously owned, operated or leased by a Company which have not been delivered to Purchaser prior to the date hereof.

    5.23 Bank Accounts; Powers of Attorney. Exhibit 5.23 of the Schedule sets forth a true and complete list of the names and addresses of (i) all banks, savings and loan associations and other financial institutions in which any Company has an account or safe deposit box, together with the account number and the most recent balance or contents thereof, as the case may be, and the names of all persons authorized to draw thereon or to have access thereto and (ii) all persons, firms or corporations (other than service companies for statutory representation) holding general or special powers of attorney from a Company and a summary statement of the terms thereof.

    5.24.  Brokers' and Finders' Fees.  Neither Seller nor any
Company has retained an investment bank, broker, finder or other intermediary who is entitled or may claim entitlement to a fee, commission or similar compensation in connection with the transactions contemplated by this Agreement.

    5.25. Seller's Knowledge. For purposes of this Agreement, a matter is deemed to be to "the best of Seller's knowledge" if such matter is actually known by any Personnel of Seller or of the Companies named on Exhibit 5.25 of the Schedule or should have been known by any such persons after reasonable inquiry with respect thereto after reviewing the terms of this Section 5.

    5.26. Qualifications and Limitations. Anything contained in this Agreement to the contrary notwithstanding, the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Schedule referred to herein, constitute the sole and exclusive representations and warranties by Seller to Purchaser in connection with the transactions contemplated hereby, and Purchaser agrees that no other representations and warranties of any kind or nature (whether relating to the past, present or future financial condition or results of operations of any of the Companies, or other subjects) are made or to be implied.

6.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller as follows:

    6.1. Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite corporate power and authority to own its properties and to carry on its business as now conducted, including without limitation, entering into and performing its obligations pursuant to this Agreement. True and complete copies of the certificate of incorporation and all amendments thereto to date of Purchaser, certified by the Secretary of State of the State of Delaware, and of Purchaser's by-laws as amended to date, certified by Purchaser's corporate secretary, have been delivered to Seller prior to the date hereof.

     6.2. Corporate Approvals. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby are within Purchaser's corporate powers and have been duly and validly authorized and approved by all necessary corporate action, including without limitation approval by the Board of Directors of Purchaser, copies of which approval shall have been delivered to Seller prior to the Closing Date.

     6.3. Conflicts with Agreements or Law. Except for compliance with the applicable requirements of the HSR Act, the execution and delivery of this Agreement by Purchaser and consummation by Purchaser of the transactions contemplated hereby do not and will not (i) require action by, registration or filing with, or consent, authorization or approval of, any Governmental
Body applicable to Purchaser, which will not have been obtained or waived prior to the Closing Date; or (ii) violate or conflict with any Law or any Judgment by which Purchaser or its properties or assets may be bound;
or (iii) violate or conflict with any provision of the certificate of incorporation or by-laws of Purchaser; or (iv) violate or conflict with, constitute a default (or an event which, with or without notice or lapse of time or both would constitute a default) under or give rise to any right of termination, cancellation, suspension, modification, acceleration or loss of benefits under any material written agreement to which Purchaser is a party.

     6.4. Organizational and Financial Information. Prior to the date hereof, Purchaser has delivered to Seller an accurate organizational chart of Purchaser and its Affiliates, as well as certain financial information as to the condition of Bertelsmann, Inc. ("Guarantor").

        6.4.1. Guarantor is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware.

        6.4.2. Guarantor previously has shown to Seller a copy of the financial statements of Guarantor as at June 30, 1996 audited by KPMG Peat Marwick LLP (the "Guarantor's Financial Statements"). Such copy is a true, correct and complete copy of the Guarantor's Financial Statements. The Guarantor's Financial Statements fairly present in accordance with GAAP the financial position of Guarantor as of such date and for the year then ended, and show that the Total Shareholder's Equity of Guarantor on such date of not less than $590,000,000 (five hundred ninety million dollars).

        6.4.3. As of the date of the Agreement, there has not been a material adverse change in the Total Stockholder's Equity of Guarantor from that shown on Guarantor's Financial Statements.

    6.5. Brokers' or Finders' Fees. Purchaser has retained no investment bank, broker, finder or other intermediary who is entitled or may claim entitlement to a fee, commission or similar compensation in connection with the transactions contemplated by this Agreement.

    6.6. Investor's Intent. Purchaser is purchasing the Shares solely for the purpose of investment and not with a view to, or for the sale in connection with, distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

    6.7. Qualifications and Limitations. Anything contained in this Agreement to the contrary notwithstanding, the representations and warranties of Purchaser expressly and specifically set forth in this Agreement constitute the sole and exclusive representations and warranties by Purchaser to Seller in connection with the transactions contemplated hereby, and Seller agrees that no other representations and warranties of any kind or nature are made or to be implied.

7.  COVENANTS OF SELLER

    7.1. Conduct of Business of the Companies. During the period from the date of this Agreement to the Closing Date, Seller shall cause the Companies to conduct their respective operations in the ordinary and usual course of business and consistent with past practice, to preserve intact their respective business organizations, and to use reasonable efforts
(i) to keep available the services of their respective Personnel,
(ii) to maintain and enforce all employment, non-competition, or nondisclosure agreements with its current and former Personnel, and (iii) to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with the Companies, provided however, that nothing contained in this Section 7.1 shall prohibit or prevent the payment by any of the Companies of its payables and the collection of its receivables in the ordinary and usual course of its business consistent with past practice, or the payment by the Companies to the Seller of excess cash in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date, Seller shall not, without in each instance obtaining the prior written consent of Purchaser, permit any Company to, and shall cause each Company not to:

       7.1.1. adopt or propose any amendment to its certificate of incorporation or by-laws;

       7.1.2 . authorize for issuance, issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), or amend any material term of, any security of or other ownership interest in a Company;

       7.1.3. split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution
(whether in cash, stock, property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any security of or other ownership interest in a Company, except as may be permitted hereunder;

       7.1.4. create, incur or assume any indebtedness for borrowed money other than indebtedness for money borrowed not in excess of $100,000 for all the Companies in the aggregate;

       7.1.5. assume, guarantee, endorse or otherwise become liable or responsible (either directly, contingently or otherwise) for the obligations of any other Person;

       7.1.6. make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) short-term investments in financial instruments, issued by the United States or any agency thereof, (ii) advances or capital contributions to, or investments in, another Company, or (iii) advances to Personnel of the Companies for travel and other business expenses incurred in the ordinary course of the business of the Companies;

       7.1.7. except for the purchase of materials and supplies in the ordinary course of business consistent with past practices, enter into any agreements, commitments or contracts for the purchase of commodities or options to purchase commodities which, individually or in the aggregate, require, or upon exercise would require, one or more payments aggregating more than $100,000 for all Companies in the aggregate;

       7.18. enter into any agreements, commitments or contracts for the purchase, sale, lease, transfer or exchange of any real property or interests in real property;

       7.1.9. except as may otherwise be permitted herein and except for capital expenditures relating to a certain 21.50' x 57" 8-unit Harris Heidelberg press, Model No. M-2000 (the "Press"), make any capital expenditures in excess of $100,000 for additions to property, plants or equipment;

       7.1.10. except as may otherwise be permitted herein, enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to the assets, property or business of any Company;

       7.1.11. increase or decrease in any manner the compensation, bonus or other benefits payable to, enter into any agreement, contract or commitment with, or alter in any material way the terms of employment of or employment policies covering, any Personnel (whether by a grant of a severance or termination agreement, an increase in benefits payable under existing policies or otherwise), except as expressly provided for on the Schedule;

       7.1.12. pay any pension, retirement allowance or other employee benefit not required by any existing Benefit Arrangements or Employee Plans to any Personnel of any of the Companies, to the extent that such Benefit Arrangement or Employee Plan will be the responsibility of any of the Companies or of Purchaser after the Closing Date;

       7.1.13. except as expressly provided for on the Schedule, commit itself to any additional Benefit Arrangements or Employee Plans or amend any existing Benefit Arrangements or Employee Plans that will become the responsibility of any of the Companies or of Purchaser after the Closing Date;

       7.1.14. except with respect to payroll or salary payments to Personnel in the ordinary course, consistent with current wage and salary obligations of the Companies, or as may otherwise be permitted herein, make any payment to or enter into any agreement with any Personnel, or with Seller or any of its Affiliates or any Personnel of any of them;

       7.1.15. except in the ordinary course of business or pursuant to contractual obligations existing on the date hereof, (i) sell, lease, license, transfer, create a Lien, or otherwise dispose of or encumber any of its property or assets; (ii) pay, discharge or satisfy any of its Claims, liabilities or obligations (whether absolute, accrued, contingent, or otherwise); or (iii) cancel any of its debts or waive any of its Claims or rights;

       7.1.16. undertake, either as the surviving, disappearing or the acquiring corporation, any merger or other business combination or consolidation, asset or securities acquisition or disposition, or other takeover transaction involving a Company;

       7.1.17. dispose of or alter the manner of keeping or recording any Books and Records related to the assets, liabilities, operations or businesses of the Companies;

       7.1.18. change the accounting methods or practices of the Companies or make any material change in the conduct of the business or operations of the Companies;

       7.1.19. with respect to the proposed purchase of the Press, enter into any final contractual arrangement with builders, contractors or other Persons for the installation thereof, or for the modification of any plant for the purposes of such installation; or

       7.1.20. agree, whether in writing or otherwise, to do any of the foregoing in this Section 7.1.

    7.2. Maintenance of Accuracy. Seller shall, and shall cause each Company to, take all action necessary to maintain the accuracy of all representations and warranties made by Seller herein. Seller shall give notice to Purchaser promptly after becoming aware of any inaccuracy (or event which, if it occurred prior to the date hereof, would have caused an inaccuracy) in any such representations or warranties, and shall in such notice, set forth the details of such inaccuracy or event, the representations and warranties herein affected thereby, and Seller's best estimate, if possible (which estimate shall not be binding on Seller for any purposes herein) of the financial scope of such inaccuracy or event.

    7.3. Access to Information. Between the date of this Agreement and the Closing, Seller shall, and shall cause each Company to, give to Purchaser, each of its Affiliates, counsel, financial advisors, accountants and other authorized representatives reasonable access to, and permit the inspection and inquiry of, as the case may be, (i) the plants, offices, warehouses and other facilities and properties of the Companies,
(ii) the officers, directors and employees of the Companies and
(iii) the Books and Records, financial and operating data and other information relating to the Companies (and Seller shall provide copies thereof as reasonably requested), provided, however, that such rights shall be exercised in a manner so as not materially and adversely to disrupt the ordinary course of the business of Seller or the Companies. Seller further agrees that as a part of this covenant, Price Waterhouse LLP, certified public accountants and auditors for Purchaser, will be permitted to inspect inventories of the Companies as of the Closing Date.
Seller shall instruct the employees, counsel, accountants and other advisors of Seller and the Companies to cooperate with Purchaser in its investigation of the Companies hereunder. All information obtained by Purchaser and each of its Affiliates and other authorized representatives pursuant to this Section 7.3 shall be governed by the terms and subject to the conditions of that certain Confidentiality Agreement between Seller and Brown
Printing Company dated February 13, 1997, a copy of which is included as Exhibit 7.3 of the Schedule; in respect thereof, Purchaser agrees to be bound to each and every covenant and promise in the same manner as Brown Printing Company. The parties acknowledge and agree that such Confidentiality Agreement is an independent agreement which shall survive any termination of this Agreement.

    7.4. Expenses. Except as may be otherwise specifically allocated or designated in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses whether or not the transactions contemplated hereby are consummated.

    7.5. Announcements. Purchaser and Seller shall consult with each other before issuing any public statement with respect to this Agreement or the transactions contemplated hereby including any statements to non-management employees of the Companies, and shall not make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

    7.6. Certain Notifications. Each party shall promptly notify the other in writing of (i) the occurrence of any event which will or could reasonably be expected to result in the failure to satisfy any of the conditions specified in Section 8 hereunder, or (ii) any notice or other communication from (a) any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or (b) any Governmental Body in connection with the transactions contemplated by this Agreement.

    7.7. Acquisition Proposals. Seller shall not, and shall not permit any Affiliate or any Company (or Personnel of any of them) to (i) accept or approve any offer or proposal for, or any indication of interest in, any acquisition other than the transactions contemplated by this Agreement involving any Company; (ii) directly or indirectly, take any action to initiate, encourage or solicit any such acquisition proposal; or (iii) engage in any negotiations with, or furnish any non-public information concerning the Shares or the Companies, or afford access to the properties, books or records of the Companies to, any Person that may be considering, or has made, such an acquisition proposal.

    7.8.  Certain Covenants of Seller.

       7.8.1.  For a period expiring at the end of the thirtieth
(30th) full month following the Closing Date, Seller shall not and shall cause each of its corporate Affiliates not to (whether for its own account or jointly with others, as a stockholder, joint venturer, investor, operator, partner (limited or general), agent, manager, consultant or otherwise) (i) engage, directly or indirectly, in a business competitive with the Restricted Business; (ii) solicit, raid, entice or induce any Person which currently is a client or customer of any of the Companies to become a client or customer of any Person other than the Companies with respect to the Restricted Business; or (iii) solicit, raid, entice or induce any Person who currently is, or at any time prior to the termination of his or her employment shall be Personnel of any of the Companies to become employed by any Person other than the Companies.

          7.8.1.1. Seller acknowledges that a breach of Seller's agreement under this Section 7.8.1 shall result in irreparable and continuing damage to Purchaser and the Companies for which there will be no adequate remedy at law. Seller agrees that in the event of any breach of this Section 7.8.1, Purchaser and its successors and assigns shall be entitled to injunctive relief, without bond, and without limiting the availability of any other remedy of Purchaser.

          7.8.1.2. For the purposes hereof, the term "Restricted Business" shall mean the business of printing, binding and distribution of trade and special interest publications and offset catalogs, except (i) any business currently engaged in by Seller or its corporate non-Company Affiliates
(and in particular, this is meant to permit Seller to remain and actively pursue and expand pre-press services), (ii) any business carried on at any time by any Person who is not currently an Affiliate of Seller and who may subsequent to the Closing Date acquire all or any part of the business and operations of Seller or any of its corporate Affiliates, or (iii) any business acquired by the Seller or any of its Affiliates which derives less than forty percent (40%) of its gross revenues from a business which otherwise would be a Restricted Business.

          7.8.1.3. In consideration of the covenants of Seller contained in this Section 7.8.1, Purchaser agrees to pay Seller the amount of $4,200,000.00 (four million two hundred thousand U.S. dollars) in the same manner and at the same time as set forth in Section 3.1.2 above.

       7.8.2. Provided that Purchaser shall reimburse Seller for its reasonable costs and expenses in so doing, Seller agrees, for a period of sixty (60) days subsequent to the Closing Date, to administer claims for any of Purchaser's benefit plans that are similar to Seller's Benefit Plans, and to work with Purchaser in the orderly transfer of payroll, Employee Plan and other data as may be reasonably requested by Purchaser.

       7.8.3. With respect to the disclosure made by Seller pursuant to Item (6) on Exhibit 5.10 hereto, Seller agrees that it will be responsible for obtaining the Settlement therein disclosed, or such other settlement as the State of Illinois may be willing to accept, or otherwise be responsible, at its risk and expense, for any and all costs arising out of the matter so disclosed in excess of any amount reserved therefor on the Closing Date Balance Sheet.

       7.8.4. Purchaser has advised Seller of a certain UCC-1 filing with respect to Graftek, filed by E. I. duPont de Nemours & Co., in respect to a "37C Processor". Seller agrees that it will take all action and do all things, whether prior or subsequent to the Closing Date, to obtain an appropriate UCC-3 or otherwise to remove such UCC-1, at its cost and risk. The said UCC-1 filing shall not be deemed to be a breach of any representation or warranty herein made or to be made at the Closing.

    7.9. Payment of Obligations. Except for liabilities and obligations incurred in ordinary course commercial transactions between Seller and/or its Affiliates, on the one hand, and any of the Companies, on the other hand, immediately prior to the Closing, all intercompany indebtedness for borrowed money outstanding among such parties shall be satisfied or otherwise eliminated by Seller without any liability to Purchaser except by means of the Purchase Price Adjustment.

8.  CLOSING CONDITIONS

    8.1. Conditions to Obligations of Each Party. The respective obligations of each of Purchaser and Seller to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment on or prior to the Closing Date of the following conditions:

       8.1.1. Purchaser, Seller and the Companies shall not be subject to any Judgment issued by any Governmental Body, or any Law, which prevents or materially delays the consummation of the transactions contemplated hereby.

       8.1.2. No Claim before any Governmental Body shall be pending against Purchaser, Seller or any Company or any of their respective Affiliates, (i) challenging the consummation of this Agreement, (ii) seeking to restrain, prevent or change in any material respect the transactions contemplated hereby or (iii) seeking substantial damages in connection with such transactions.

       8.1.3. Each "person" (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the transactions contemplated by this Agreement to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the Federal Trade Commission pursuant to Title II of the HSR Act shall have made such filing, and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

    8.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment, on or prior to the Closing Date, of all of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part by Purchaser, in writing):

       8.2.1. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date, and all schedules, exhibits or documents attached hereto or previously or hereafter delivered to Purchaser as stated or provided by the terms of this Agreement shall be true and complete in all material respects as of the date of this Agreement (or, if delivered hereafter, as of the date of delivery) and as of the Closing Date, except to the extent any change in any condition or fact between the date hereof and the Closing Date is expressly permitted herein.

       8.2.2. Seller shall have performed and satisfied, in all material respects, all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

       8.2.3. There shall have been delivered to Purchaser on the Closing Date a certification signed by a Vice-President of Seller confirming the matters set forth in Sections 8.2.1 and 8.2.2 above.

       8.2.4. All actions by, registrations or filings with, or consents, authorizations, or approvals of, any Governmental Bodies applicable to Seller or to any of the Companies and necessary for the consummation of the transactions contemplated hereby shall have been obtained or completed by Seller, and not revoked, and in each case shall be in form and substance satisfactory to Purchaser.

       8.2.5. Seller shall have obtained and delivered to Purchaser all consents and waivers referred to in Section 13.2 below and such consents and waivers shall be in form and substance satisfactory to Purchaser.

       8.2.6. Purchaser shall have received the legal opinion of Seller's counsel, O'Sullivan Graev & Karabell, LLP, dated the Closing Date, substantially in the form of Exhibit 8.2.6 attached hereto.

       8.2.7. Seller shall have delivered to Purchaser the resignation of each director and officer of each of the Companies dated as of the Closing Date.

       8.2.8. Purchaser shall have received the approval of the Supervisory Board (Aufsichtsrat) of Gruner + Jahr AG to the consummation of this Agreement, it being acknowledged by Seller that the grant of such approval is wholly within the discretion of the Supervisory Board.

    8.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment, on or prior to the Closing Date, of all of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

       8.3.1. All representations and warranties made by Purchaser in connection with this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date and all schedules, exhibits or documents attached hereto or previously or hereafter delivered to Seller as stated or provided by the terms of this Agreement shall be true and complete as of the date of this Agreement (or, if delivered hereafter, as of the date of delivery) and as of the Closing Date, except to the extent any change in any condition or fact between the date hereof and the Closing Date is expressly permitted herein.

       8.3.2. Purchaser shall have performed in all material respects and satisfied all covenants and conditions of this Agreement to be performed or satisfied by it on or prior to the Closing Date.

       8.3.3. There shall have been delivered to Seller on the Closing Date a certification signed by the President of Purchaser confirming the matters set forth in Sections 8.3.1 and 8.3.2.

       8.3.4. All actions by, registrations or filings with, or consents, authorizations, or approvals of, any Governmental Bodies applicable to Purchaser and necessary for the consummation of the transactions contemplated hereby shall have been obtained or completed by Purchaser, and not revoked, and in each case shall be in form and substance satisfactory to Seller.

       8.3.5. Seller shall have received the legal opinion of Purchaser's counsel, Fox & Horan dated the Closing Date, substantially in the form of Exhibit 8.3.5 attached hereto.

       8.3.6. The Guaranty hereof shall continue to be in full force and effect.

9.  TAX MATTERS

    9.1.  [Intentionally Omitted]

    9.2.  Responsibility for Taxes and Returns

       9.2.1. Covered Taxes shall be the sole responsibility of Seller. If any tax authority seeks to collect any Covered Tax from any Company, Purchaser, or any Affiliate of Purchaser, Seller shall
(subject to the provisions of Section 12.3, including the application of the Cushion and Cap set forth in Section 12.3.3) indemnify and hold harmless such Person from which such Covered
Tax is sought to be collected from any liability in respect of such Covered Tax, and any reasonable expenses (including reasonable attorneys' fees) incurred in connection with any Proceeding relating to such Covered Tax.

       9.2.2. The extent to which Taxes for a taxable period that includes but does not end on the close of business on the Closing Date are treated as Taxes for the period ending on the close of business on the Closing Date shall be determined as follows: (i) Taxes measured in whole or in part by net or gross income and Taxes relating to specific transactions shall be apportioned on the basis of a closing of the books of the entity liable for such Tax at the close of business on the Closing Date; and (ii) all other Taxes shall be prorated according to the ratio of the number of days in such taxable period prior to and including the Closing Date to the number of days in such taxable period. If Seller and Purchaser are unable to resolve any dispute regarding the application of the principles of this Section 9.2.2, the matter shall be referred for determination as promptly as possible to the Third Accounting Firm, whose determination shall be binding on the parties in the absence of fraud.

       9.2.3. For purposes of federal income taxes, each Company shall close its books as of the close of business on the Closing Date. All items of income, deduction or credit for the period ending on the Closing Date shall be reported by Seller on its consolidated federal income tax return for its taxable year ended March 31, 1998. All such items for the period beginning on the day after the Closing Date shall be reported on the consolidated federal income tax return of the affiliated group that includes the Companies and Purchaser.

       9.2.4. For purposes of any state or local income tax with respect to which it is required or permitted to do so, each Company shall close its books in a manner comparable to that described in Section 9.2.3 above.

       9.2.5. Seller and Purchaser shall cooperate, and Purchaser shall cause the Company to cooperate, in the closing of the books of the Companies and the proper reporting of items on the tax returns referred to in this
Section 9.2.

       9.2.6. With respect to a return of any Company that is due after the Closing Date that includes a Covered Tax, not less than thirty (30) days before the due date of such return, Purchaser shall furnish Seller a copy of the return and a statement of the amount of such Covered Tax. If Seller agrees with Purchaser's statement, Seller shall pay such amount to Purchaser not later than five (5) days before the due date of the return. If Seller does not agree with Purchaser's statement, Seller shall give (i) notice to Purchaser not later than twenty (20) days before the due date of the return of the specific reason or reasons Seller does not so agree and (ii) a statement of the amount of Tax that in Seller's opinion is a Covered Tax. In such case, Seller and Purchaser promptly shall confer and attempt to resolve the disagreement, and, not later than five (5) days before the due date of the return, Seller shall pay to Purchaser any portion of the amount set forth in Purchaser's statement with which Seller agrees. Nothing in this Section 9.2.6 shall relieve Seller of responsibility for a Covered Tax because Seller has disagreed with Purchaser's statement, and any amount that ultimately is determined to be a Covered Tax pursuant to the preceding provisions of Section 9.2 but initially was paid by Purchaser or a Company shall bear interest at the rates in effect from time to time under Section 6621(a)(1) of the Code from the date the amount actually was paid by Purchaser or a Company until the date that Seller pays Purchaser for such Covered Tax. Notwithstanding anything to the contrary in this Agreement, the Cushion and the Cap provided for in Section 12.3.3 shall not apply to the obligations of Seller under this Section 9.2.6.

       9.2.7. If an adjustment by a taxing authority of one or more items on a tax return does not give rise to an immediate increase in Taxes as a result of the availability of losses or credits to offset the effect of the adjustment, then the indemnification hereunder with respect to such adjustment shall be made at the time that the affected taxpayer or its successor otherwise would have been able to use such losses or credits to reduce Taxes had it not been for such adjustment, notwithstanding any limitation of time contained in this Agreement.

    9.3.  Amended Returns; Certain Tax Refunds.

       9.3.1. Notwithstanding anything to the contrary in Section 9.2, Seller shall not be required to indemnify Purchaser with respect to any Tax shown due on an amended return filed after the Closing
Date by Purchaser or a Company unless (i) such amended return is required by law, or (ii) Purchaser obtains an opinion of counsel reasonably acceptable to Seller that the aspects of such amended return that result in a Covered Tax are necessary to avoid further accrual of interest or penalties with respect to such Covered Tax.

       9.3.2. After the Closing, except as provided in the following sentence, Seller shall not file any claim for refund or credit, or an amended return claiming a refund or credit, of Tax paid by a Company. The preceding sentence shall not restrict Seller from
(i) filing a claim for refund or credit, or filing an amended return claiming a refund or credit, of an income tax paid with respect to a consolidated, combined or unitary tax return of Seller, notwithstanding the fact that a Company is included in such a return, or (ii) filing with any state or local taxing authority a report required by law of federal changes.

       9.3.3.  If Seller has complied with the provisions of Section
9.3.2 and, as a result of an audit of a Tax return of a Company for a taxable period ending on or prior to the close of business on the Closing Date or a filing of a report of federal changes for such period, a Company receives a refund of Tax paid by it for such period, Purchaser shall pay to Seller, as an increase of the Purchase Price, an amount equal to the amount of such refund (including any interest received with respect to such refund) minus all Taxes payable by a Company or any consolidated, combined or unitary group that includes such Company as a result of such refund. If the amount of such refund subsequently is adjusted by a taxing authority, Seller shall pay to Purchaser, or Purchaser shall return to Seller, as an adjustment of the Purchase Price, an amount necessary to reflect such adjustment.

       9.3.4. If a Company recognizes a loss or becomes entitled to a credit with respect to a period beginning after the Closing Date that is carried back to a taxable year during which such Company was included in a consolidated, combined or unitary tax return of Seller or one or more affiliates of Seller, Seller will pay to Purchaser, as a reduction of the Purchase Price, an amount equal to the amount of Tax refund or reduction of Tax otherwise payable obtained by Seller or such affiliate as a result of such carryback, minus all Taxes payable by Seller or such affiliate as a result of such refund or reduction. If the amount of such refund or reduction subsequently is adjusted by a taxing authority, Seller shall pay to Purchaser, or Purchaser shall return to Seller, as an adjustment of the Purchase Price, an amount necessary to reflect such adjustment. For purposes of this Section 9.3.4, Seller or such affiliate shall not be deemed to have had a tax refund or reduction of Tax otherwise payable as a result of such carryback until all other tax benefits available in that year have first been taken into account.

    9.4. Tax Agreements and Arrangements. Effective on the date of this Agreement, all agreements and arrangements pursuant to which any Company makes a payment of Tax with respect to a consolidated, combined or unitary group that includes a corporation other than the Companies are terminated with respect to the Companies, and the Companies shall not have any liability under any such agreement or arrangement.

    9.5.  Tax Proceedings.

       9.5.1. Purchaser promptly shall notify Seller of the commencement of any audit or other proceeding with respect to a tax return of a Company for which Purchaser may seek indemnity hereunder (a "Proceeding"). Such notice shall specify, to the extent then known to Purchaser, the action Purchaser in good faith intends to take with respect to the Proceeding, but Purchaser shall not thereby be restricted from taking other or different action. If Purchaser elects to pay a Tax asserted (whether or not Purchaser intends to seek a refund of such Tax), Purchaser nevertheless shall not do so for at least thirty (30) days after the date of its notice (or such shorter period as may be required by law or by prudent practice) in order to permit Seller to inform Purchaser of Seller's views as to the merits of the assertion.

       9.5.2. Purchaser shall use commercially reasonable efforts to resist an assertion of Covered Taxes but shall not be required to contest any such assertion if Seller consents. Seller shall give its consent if (i) there would not be a reasonable probability of having such claim declared to be incorrect by a court if the matter were fully litigated, or (ii) Purchaser reasonably would agree to such claim if Purchaser were not indemnified for such claim, taking into account the collateral effects of such claims on the applicable Company, as if the Company always had filed a separate return with respect to such Tax. If Seller and Purchaser are unable to resolve any dispute regarding the application of the principles of this Section 9.5.2, the matter shall be referred for determination as promptly as possible to the Third Accounting Firm, whose determination shall be binding on the parties in the absence of fraud.

       9.5.3. For purposes of Section 9.5.2 and to the extent permitted by law, Purchaser may contest a claim for Taxes either by contesting the imposition of such Tax prior to payment or by paying the Tax and pursuing appropriate procedures for obtaining a refund. If Purchaser elects the latter course, (i) Seller shall indemnify Purchaser (to the extent it is required to do so under the preceding provisions of this Section 9) promptly after Purchaser's payment of the Tax; if a refund subsequently is obtained, Purchaser shall turn over to Seller the amount of tax (but not interest) refunded, together with interest on such refund of tax from the date Seller made such indemnification payment, at the rates in effect from time to time under Section 6621(a)(1) of the Code, and (ii) Purchaser actively and in good faith will pursue such refund, regularly will keep Seller informed of the status of the matter, and regularly will consult with Seller regarding the matter.

       9.5.4. Throughout any Proceeding, Purchaser and Seller will cooperate and consult with each other from time to time in good faith regarding the defense of such claim. Each of Purchaser and Seller will afford the other and its attorneys and agents reasonable access to all documents and other materials pertaining to such claim the defense thereof. Neither Purchaser nor Seller shall be required to disclose to the other a consolidated, combined or unitary tax return including a corporation other than a Company, but if information with respect to a Company contained in such a return is relevant to a Proceeding, such information shall be furnished as a pro forma separate return of the Company.

    9.6.  Miscellaneous Tax Matters.

       9.6.1. The affiliated group of which Seller is the common parent has not elected or applied for permission, and shall not elect or apply for permission, to discontinue filing consolidated federal income tax returns.

       9.6.2. Not later than ten (10) days before the Closing Date, Seller shall provide Purchaser with a statement meeting the requirements of Treas. Reg. 1.1445-2(b)(2)(i).

       9.6.3 . After the Closing Date, Purchaser shall cause each Company to elect, where permitted by law, to carry forward any net operating loss or other item arising after the Closing Date that would, absent such election, be carried back to a taxable period of the Company ending on or before the Closing Date in which the Company was included in a consolidated, combined or unitary tax return of Seller or an affiliate of Seller.

10.  EMPLOYEE BENEFITS AND INSURANCE

    10.1. Establishment of Benefit Arrangements. Effective as of the Closing Date, all Personnel shall cease participating in all health care plans sponsored by the Seller, and Purchaser shall cause such Personnel to be covered by health care plans subsequent to the Closing Date which are substantially similar to Seller's health care plans immediately prior to the Closing Date. In doing so and in the coverage of such health care plan after the Closing Date to such Personnel, (i) Personnel shall be credited with service time or duration of employment under Seller's health care plan, and (ii) Personnel and their covered dependents shall be provided with a health care plan that (a) does not require a waiting period after the Closing Date to qualify, (b) waives any pre-existing condition that was accepted under Seller's health care plan, and (c) will provide that any amount paid by Personnel through the Closing Date for medical expenses that are treated as deductible, coinsurance and maximum out-of-pocket payments under Seller's health care plan shall reduce the amount of any similar payments during a similar period of qualification under the health care plan covering such Personnel after the Closing Date.

    10.2. WARN Act Matters. Purchaser shall indemnify and hold Seller harmless from and against any loss which Seller incurs under the WARN Act, or any similar state law arising out of, or relating to, any actions taken by Purchaser or the Companies with respect to Personnel after the Closing Date. Purchaser agrees to provide Seller with advance notice of any "plant closing" or "mass layoff," involving Personnel after the Closing, and to comply with the provisions of the WARN Act if such actions are taken.

    10.3. Assumption of Sick Pay and Vacation Pay. Effective as of the Closing, Purchaser shall arrange for the assumption of Seller's obligations (if any) with respect to accrued sick pay and vacation pay for the Personnel, to the extent that amounts in respect of such obligations have been reserved on the Closing Date Balance Sheet.

    10.4. Payment of Health Benefit and Disability Claims. Seller shall be responsible for the payment and administration after the Closing Date of health benefit and short- and long-term disability claims of Personnel and their covered dependents incurred through the close of business on the Closing Date, including (i) any short-term disability claims which may, by reason of time, event or condition occurring after the Closing Date, be deemed to be long-term disability claims to the extent covered under Seller's Benefit Arrangements, or (ii) long-term disability claims which may be incurred prior to the Closing Date, but the waiting period for which shall end after the Closing Date. Purchaser shall be responsible for the payment of health benefit and short- and long-term disability claims of Personnel and their dependents incurred after the Closing Date. Seller agrees that it will duly and timely file all waivers of premium for life insurance policies carried by Seller for the lives of Personnel who, on or before the Closing Date, shall be on short- or long-term disability leave and do not subsequently return to employment.

    10.5. COBRA Matters. Seller shall be responsible for providing health care continuation coverage pursuant to the requirements of COBRA, to the extent required by COBRA, for all Personnel and their covered dependents who had a "qualifying event" under COBRA to and through the event of Closing.
Purchaser will cause all Personnel to be offered enrollment under a health care plan after the Closing Date in accordance with the conditions set forth in Section 10.1 above.

    10.6. Health Plan Coverage. Promptly after the execution and delivery hereof, Seller will provide Purchaser with a complete and accurate list of all covered lives of Personnel and their covered dependents, and will offer reasonable assistance in the coordination and delivery of information regarding health care coverage to Purchaser and its health care insurance providers and administrators. Within thirty (30) days after the Closing Date, Seller shall provide Purchaser with reasonably acceptable formatted information with respect to the status of health plan deductible and out of pocket payments for the current plan year as of the Closing Date.

    10.7.  Insurance Policies and Proceeds.

       10.7.1. If, in the period from the date hereof through the Closing Date, any Company shall sustain loss, liability or damage with respect to any of its assets or business and such loss, liability or damage is insured pursuant to policies of insurance maintained by Seller, Seller agrees to pay any proceeds received by it pursuant to such policies of insurance to the affected Company.

       10.7.2. Upon the reasonable request of Purchaser after the date hereof, and subject to such additional or further documentation as Seller may reasonably request, Seller agrees that it will use its best efforts to purchase extended reporting period coverage (so-called "tail" coverage) for a period of at least one (1) year under any of its "claims made" insurance policies for the benefit of Purchaser and the Companies, provided that Purchaser shall indemnify and hold Seller harmless from and against all costs, expenses and liabilities of carrying such additional coverage for the Purchaser and the Companies.

    10.8. No Third Party Beneficiaries. Notwithstanding any possible inferences to the contrary, neither Seller nor Purchaser intends for this Section 10 to create any rights or obligations except as between Seller and Purchaser and no past, present or future employees of Seller or Purchaser shall be treated as third party beneficiaries of this Section 10.

11.  TERMINATION

    11.1. Grounds for Termination. This Agreement may be terminated at any time prior to Closing (i) by mutual written consent of Purchaser and Seller; (ii) by either Purchaser or Seller by notice to the other party if, without the fault of such terminating party, the purchase and sale of the Shares shall not have been consummated on or before October 21, 1997, or such other later date as Purchaser and Seller shall agree in writing;
(iii) by either Purchaser or Seller by notice to the other party if any Governmental Body having competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and non-appealable; (iv) by Purchaser by notice to Seller, at any time prior to the date of service of the notice under Section 11.1.1 below, if either the Supervisory Board of Gruner + Jahr AG shall have voted against approving this transaction for any reason whatsoever, or if by September 2, 1997, the Supervisory Board of Gruner + Jahr AG shall not have voted to approve this transaction; or (v) by Seller by notice to Purchaser if:

       11.1.1. Purchaser shall not have served written notice on Seller on or before September 2, 1997, that the condition described in Section 8.2.8 above shall have been satisfied, or

       11.1.2. Purchaser shall have failed to provide Seller with satisfactory proof of Purchaser's filing of its notification and report form with the Antitrust Authorities as required under the HSR Act on or prior to Monday, August 18, 1997, provided however, that Seller shall have, in its sole discretion, the right to waive its right to terminate this Agreement for the failure timely to file as aforesaid, and if Seller shall waive such right of termination, the Purchase Price will be increased by $250,000 as of the close of business on August 18, 1997, and by a further $25,000 on the close of each calendar day after August 18, 1997 that such filing under the HSR Act shall not have been made by Purchaser.

    11.2. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party; provided that if the failure to consummate the purchase and sale of the Shares arises from the intentional breach by either party of any of its covenants made in this Agreement or the intentional misrepresentation or breach of its representations or warranties made in this Agreement, such breaching party shall be fully liable for any and all resulting damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) sustained or incurred by the other party, provided further however that the failure of the Supervisory Board of Gruner + Jahr AG to approve this transaction, or its vote against approval thereof, shall in no case be deemed to be an intentional breach by Purchaser hereof.

12.  SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

    12.1. Environmental and Other Representations. For the purposes of this Article 12, the term "Environmental Representations" shall mean those representations and warranties made by Seller in
Section 5.22 above, and "Other Representations" shall mean all other representations and warranties made by Seller or Purchaser herein.
To the extent that a matter shall become the subject of an indemnification hereunder and which reasonably is covered by the specific provisions of
Section 5.22 above as well as any other representations and warranties made by Seller, the same shall be deemed to be an Environmental Representation.

    12.2. Survival. All representations and warranties made in this Agreement and all covenants and agreements made by Purchaser and Seller in this Agreement shall be deemed to be continuing and shall survive the sale of the Shares on the Closing Date to the extent set forth in Sections 12.2.1 and 12.2.2 below:

       12.2.1. Seller shall have no liability to Purchaser with respect to any misrepresentation or breach of any Environmental Representation, unless on or before the tenth anniversary of the Closing Date, Purchaser shall have given Seller notice asserting a claim with respect thereto and specifying the factual bases of such claim in reasonable detail to the extent then known (an "Environmental Claim").

       12.2.2. No party shall have any liability to the other party hereunder with respect to any misrepresentation or breach of any Other Representation unless on or before the second anniversary of the Closing Date, it is given notice asserting a claim with respect thereto and specifying the factual bases of such claim in reasonable detail to the extent then known, provided, however, that a claim for breach of any covenant or for breach of any representation or warranty made by Seller contained in (i)
Sections 5.2 (Ownership of Shares), 5.3 (Organization and
Standing of the Companies) and 5.4 (Capitalization) may be made until such time as the applicable statute of limitations with respect to the enforcement of any contract claims shall have expired, and (ii) Sections 5.12 (Taxes; Reports and Filings) may be made until such time as the statute of limitations applicable to the Taxes in question shall have expired.

    12.3.  Indemnification.

       12.3.1. Subject to the limitations and qualifications set forth in Sections 12.3.3, 12.3.4, 12.4 and 12.5 hereunder, Seller shall indemnify and hold Purchaser harmless against all Damages arising from or in connection with (i) any breach of any covenant made by Seller in this Agreement (including, without limitation, the obligation of Seller with respect to its obligations under Sections 9 and 10 hereof), and (ii) any breach of any of the representations or warranties made by Seller in this Agreement, provided, however, that there shall be no right to indemnification under this Section 12.3.1 with respect to a breach of such a covenant or representation or warranty unless a claim with respect thereto is asserted in writing against Seller prior to the expiration of the applicable period provided in Sections 12.2.1 and 12.2.2.

       12.3.2. Subject to the limitations and qualifications set forth in Sections 12.3.3, 12.4 and 12.6 hereunder, Purchaser shall indemnify and hold Seller harmless against all Damages arising from or in connection with
(i) any breach of any covenant made by Purchaser in this Agreement (including without limitation, the obligation of Purchaser with respect to its obligations under Sections 9 and 10 hereof), and (ii) any breach of any of the representations or warranties made by Purchaser in this Agreement, provided, however, that there shall be no right to indemnification under this Section 12.3.2 with respect to a breach of such a covenant or representation or warranty unless a claim with respect thereto is asserted in writing against Purchaser prior to the expiration of the applicable period provided in Sections 12.2.2.

        12.3.3. With respect to all indemnification claims for Damages made by one party against the other in connection with the breach of any of the representations or warranties made by the other in this Agreement (except Seller's obligations with respect to any breaches of Environmental Representations), the indemnifying party shall not be obligated to pay the first $500,000 thereof in the aggregate for all indemnification claims (so, for example, if Purchaser should seek indemnification of Damages of $500,001 and sustain its claims therefor, Seller would only be obligated to pay Purchaser the last $1.00 thereof; herein, such deductible amount being the "Cushion"), and the maximum aggregate amount to which the indemnifying party may be liable to the other party hereto under or in connection with this Agreement (not taking into effect the Cushion) would be the Purchase Price (herein, the "Cap"). Notwithstanding anything herein to the contrary, the Cushion shall not apply to any indemnification claim made by Seller against Purchaser, or by Purchaser against Seller, for a breach of any covenant herein made.

       12.3.4. With respect to all indemnification claims for Damages made by Purchaser against Seller in respect of Environmental
Representations ("Environmental Damages"), the following provisions shall apply:

          12.3.4.1. The first $1,000,000 of Environmental Damages shall be borne equally by Purchaser and Seller (and any sharing of such Environmental Damages as set forth in Sections 12.3.4.1 - 12.3.4.3 shall be subject to the following, namely, that any payment of such Environmental Damages made by Purchaser shall not be subject to any Claim for indemnity against Seller, nor shall any payment of such Environmental Damages made by Seller affect the Cushion (nor be mitigated by application of the Cushion), but shall be counted as applicable to any calculation of the Cap);

          12.3.4.2. The second $1,000,000 of Environmental Damages shall be borne 25% by Purchaser and 75% by Seller;

          12.3.4.3. All Environmental Damages in excess of $2,000,000, up to $9,150,000 (subject to Section 12.3.4.4 below) shall be borne solely by Seller, with the maximum aggregate amount to which Seller could be liable for Environmental Damages being $8,400,000.

          12.3.4.4. The maximum aggregate amount to which Seller could be liable for Environmental Damages to Purchaser shall reduce by $1,200,000 on the fourth and each subsequent anniversary of the Closing Date, and each such reduced amount shall apply only with respect to Environmental Claims made on or after the applicable anniversary of the Closing Date.

          12.3.4.5. Seller shall have no liability to Purchaser with respect to any Environmental Damage that is not a "Reasonable Environmental Expense", defined as follows:

                  (a) With respect to Environmental Damages that do not arise from a duty under Environmental Law, a Reasonable Environmental Expense is an expense or other cost that is reasonably necessary for the continued utilization of the property in question in a manner consistent with its use as of the Closing Date, but only to the extent that a reasonable and prudent Person in the Purchaser's position would choose to incur such expense or cost in order to minimize Environmental Damages to such Person that over a period of time could arise from the relevant Environmental Condition, if such Person did not have the benefit of a contractual indemnity but rather would be paying for such present or future Damages with its own funds. Determining what is a Reasonable Environmental Expense with respect to Damages that do not arise from noncompliance with or a duty under Environmental Law shall include consideration of factors such as (i) the estimated cost of the contemplated current expense, (ii) the magnitude and likelihood of Environmental Damages that may result if such expense is not incurred, and (iii) the value of the property to which the Environmental Expense relates.

                  (b) With respect to Environmental Damages that arise from a duty imposed under Environmental Law, but where applicable Environmental Law allows the Purchaser a range of options with significantly differing costs concerning compliance with or discharge of that duty, an expense or cost shall be deemed a Reasonable Environmental Expense only if it is an expense that (i) is one of the options that a reasonable and prudent Person in the Purchaser's position would incur to comply with or to discharge the duty imposed under Environmental Law, if such Person did not have the benefit of a contractual indemnity but rather would be paying for such cost or expense with its own funds (and in a jurisdiction that has formally adopted risk-based cleanup standards for the presence of Hazardous Materials in the soil, groundwater and other environmental media based upon current or future land uses if such standards and the cost of meeting them differ according to the current or future land use type, then only expenses and other costs associated with attaining such standards as are applicable to the property's land use as of the Closing Date shall be deemed a Reasonable Environmental Expense); (ii) is incurred pursuant to an order of a Governmental Body under Environmental Law; or (iii) is incurred in order to prevent or abate an imminent and substantial endangerment to human health or the environment from or in response to an Environmental Condition, Release or threatened Release.

                  (c) Notwithstanding the preceding clauses (a) and (b) of this Section, with respect to any Environmental Damages, a cost or expense shall not be deemed a Reasonable Environmental Expense to the extent that such cost or expense, or any duty under Environmental Law to undertake the activity giving rise to such cost or expense, arises from any actual or proposed demolition, remodeling, expansion, construction, replacement or similar activity by or at the direction of Purchaser or any Affiliate of Purchaser in, on, under or within any such property that is neither (i) otherwise required to be undertaken under any Environmental Law or other applicable Law, nor (ii) reasonably necessary for the continued utilization of the property in a manner consistent with its particular use as of the Closing Date.

                  (d) For a Claim of Purchaser under the
     Environmental Representations (an "Environmental Claim") to be eligible for indemnification under this Section 12, prior to incurring any costs or expenses for which indemnification is to be sought, Purchaser shall provide Seller with a notice (an "Environmental Claim Notice"), which notice shall include documentation showing in reasonable detail the basis for Purchaser's assertion that the proposed action and the costs and expenses anticipated to be incurred are Reasonable Environmental Expenses. Purchaser shall provide, and cause its representatives to provide, Seller and Seller's authorized representative access to and the opportunity to review related studies, records, sampling data, cost estimates and other related documents utilized by Purchaser in connection with establishing the Environmental Claim. Unless Seller delivers written notice to Purchaser prior to the thirtieth day following Seller's receipt of the Environmental Claim Notice disputing its liability to indemnify Purchaser with respect to all or part of the Environmental Claim, which notice shall specify in reasonable detail the basis therefor, Seller shall be deemed to have agreed to indemnify Purchaser in respect of such Environmental Claim. If Seller so disputes its liability to indemnify Purchaser in respect of all or part of an Environmental Claim, Purchaser and Seller shall use reasonable efforts to resolve in good faith their differences and any resolution by them shall be reduced to writing and signed by a duly authorized officer of the respective parties and shall be final, binding and conclusive on the parties. Notwithstanding any other provision of this Section, Purchaser shall not be required to provide an Environmental Claim Notice to Seller before incurring any costs or expense (i) pursuant to an order by a Governmental Body under Environmental Law, or (ii) in order to prevent or abate an imminent and substantial endangerment from an Environmental Condition, Release or threatened Release, provided, however, that the (b) and (c) above shall otherwise continue to be applicable.

                  (e) If, after sixty (60) days following
     delivery of the Environmental Claim Notice (or such other period as Seller and Purchaser may then agree), any Environmental Claim or part thereof remains in dispute, the disputed Environmental Claim shall be submitted for final resolution to an Environmental Panel, consisting of one representative chosen by each of Seller and Purchaser, and a third person chosen mutually by such representatives ("Environmental Panel"). Each party agrees to execute, if requested by the members of the Environmental Panel, a reasonable engagement letter in form and substance satisfactory to such members. Representatives on the Environmental Panel shall be experienced in dealing with the impact that adverse environmental conditions may have on the value and/or use of real property. All fees and expenses relating to the work, if any, to be performed by the Environmental Panel shall be borne equally by Seller and Purchaser. The Environmental Panel shall act as an arbitrator to determine, based solely on presentations by Purchaser and Seller and their respective representatives, and not by independent review, the Environmental Claim, or part thereof, in dispute. Purchaser and Seller and their respective representatives shall cooperate fully with the Environmental Panel. Purchaser and Seller shall provide, and shall cause their representatives to provide, the Environmental Panel and its representatives such assistance and access to the relevant site or property that is the basis of the Environmental Claim, and any studies, reports, sampling data, cost estimates and other documents as the Environmental Panel shall reasonably request. The Environmental Panel's determination shall be based upon majority vote, shall be made within thirty (30) days of the date of selection of the third arbitrator, or such other time as Purchaser, Seller and the Environmental Panel may mutually agree, shall be set forth in a written statement delivered to Purchaser and Seller (which statement shall merely award allocation of responsibility with respect to the disputed Environmental Claim), and shall be final, binding and conclusive on Purchaser and Seller.

                  (f) Upon the payment to Purchaser for any Environmental Damages arising out of an Environmental Claim, Seller shall be subrogated to all rights and causes of action which Purchaser may have against any third Person to the extent of such Environmental Damages in excess of Environmental Damages suffered and paid by Purchaser pursuant to Sections 12.3.4.1 to 12.3.4.4 above.

    12.4. Indemnification Net of Proceeds and Recoveries. Any payments due from one party to the other in respect to a claim for indemnification (i) shall be computed net of any proceeds from any insurance policy or from a recovery made against any third Person under any statutory or common law remedy, to the extent that such proceeds have been actually received by the indemnified party with respect to such claim by the indemnified party at the time such indemnification payments are due from the indemnifying party, less any costs and expenses reasonably incurred by the indemnified party in connection with obtaining such proceeds (provided that nothing in this Section 12.4 shall be deemed to require the indemnified party to seek recovery against any such third Person as a condition of receiving indemnification), and (ii) shall be treated as an adjustment to the Purchase Price.

    12.5.  Effect of Tax Benefit on Damages.  With respect to any
Damages to which Section 12.3.1 applies:

       12.5.1. The amount of Damages shall be computed taking into account any Tax benefit actually realized, in the year in which Seller makes an indemnification payment in respect of the Damages or in a prior year, by a Company as a result of such Damages.
For purposes of this Section 12.5.1 and of Section 12.5.2, a Company shall not be deemed actually to have realized a tax benefit as a result of Damages in any year until all other tax benefits available in that year have first been taken into account.

       12.5.2. If in a subsequent year (but not later than the second taxable year after the year in which an indemnification payment is made) a Company actually realizes a tax benefit as a result of the Damages giving rise to such indemnification payment, Purchaser will pay Seller, as an increase of the Purchase Price, an amount equal to the amount of such tax benefit attributable to such Damages.

       12.5.3. If a tax benefit that has been taken into account pursuant to Section 12.5.1 is wholly or partially disallowed by a taxing authority, Seller shall pay to Purchaser, as a reduction of the Purchase Price, an amount equal to

       (i) the amount Seller would have paid with respect to such Damages had such disallowed tax benefit not been taken into account pursuant to Section 12.5.1,

       - minus -

       (ii) the amount paid by Seller with respect to such Damages,

       -with interest incurred by reason of the disallowance of the tax benefit; interest shall be treated as having been incurred by reason of such disallowance even if no interest actually was paid by reason of the availability of an item offsetting such disallowance.

       12.5.4.  If Purchaser has made a payment pursuant to Section
12.5.2 and the tax benefit with respect to which such payment was made is wholly or partially disallowed by a taxing authority, Seller shall return to the Purchaser, as a reduction of the Purchase Price, the amount of such payment attributable to the disallowed tax benefit, with interest incurred by reason of the disallowance of the tax benefit; interest shall be treated as having been incurred by reason of such disallowance even if no interest actually was paid by reason of the availability of an item offsetting such disallowance.

    12.6. Effect of Taxes on Receipt of Indemnification Payments. If any Taxes are imposed on a Company or Purchaser with respect to any indemnification payment made by Seller under this Agreement (including this Section 12.6), Seller will pay Purchaser, as a reduction of the Purchase Price, an amount equal to such Taxes.

    12.7. Indemnification Exclusive Remedy. Except as set forth in Sections 9 and 10, the indemnification procedures and remedies set forth in this Section 12, including the qualifications and limitations contained herein, shall constitute the sole and exclusive remedy for any party hereto for a breach of any covenant or representation or warranty of the other party hereto.

    12.8. Indemnification Procedure - Third Party Claims. Seller or Purchaser, as the case may be, shall promptly notify the party against whom the right to indemnification arises (the "Indemnifying Party") of any claim by any third party coming to the attention of the party in whose favor the right to indemnification runs (the "Indemnified Party"), which claim may result in any liability hereunder on the part of the Indemnifying Party. The Indemnifying Party shall be entitled at its own expense to conduct the defense of any such third party claim with counsel of its own choosing, but the Indemnified Party shall be entitled to participate in such defense with the counsel of its own choosing and at its own expense, provided that control of the defense shall remain with counsel for the Indemnifying Party.
Failure to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the defense of any claim is prejudiced by such failure to give notice. The Indemnifying Party shall have the right to compromise or settle, but for money damages only, any third party claim giving rise to any obligation for indemnification hereunder. Any third party claim compromised or settled by the Indemnified Party without the prior written consent of the Indemnifying Party shall not be subject to indemnification hereunder.

13.  MISCELLANEOUS

    13.1. Modification, Amendment and Waiver. No modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the parties hereto, or in the case of a waiver, by the party granting such waiver. No waiver of any provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    13.2. Authorizations; Consents and Further Documentation. Prior to the Closing Date, (i) Seller shall, and shall cause each Company to, request and/or make, and use its reasonable efforts to timely obtain or complete each written consent or waiver of rights any Person may have (by reason of the execution, delivery or performance of this Agreement) to modify, terminate or accelerate any Material Contract, and (ii) each of the parties shall request and/or make, and use its reasonable efforts to timely obtain or complete all registrations or filings with, and all consents, authorizations or approvals of, all Governmental Bodies which are required or necessary to consummate the trans-actions contemplated hereby. If after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or implement expeditiously the transactions contemplated hereby, the parties hereto shall take or cause to be taken all such reasonable and necessary action including without limitation executing and delivering documents, certificates, agreements or other writings.

    13.3. Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed given when delivered personally, or when sent by telecopier (with receipt confirmed), provided that in each case a copy is sent by Federal Express or posted by United States registered or certified mail with postage prepaid, to the parties addressed as follows:

If to Seller:    Devon Group, Inc.
                 281 Tresser Boulevard, Suite 501
                 Stamford, CT 06901
                 Attention:  Mr. Bruce Koch            Fax No. (203) 964-1036
                             Executive Vice President

with a copy to:  O'Sullivan Graev & Karabell, LLP
                 30 Rockefeller Plaza
                 New York, NY 10112
                 Attention:  Lawrence G. Graev, Esq.   Fax No. (212) 408-2420

If to Purchaser: BGJ Enterprises, Inc.
                 1540 Broadway
                 New York, NY 10036
                 Attention:  Mr. Hans M. Sorge         Fax No. (212) 782-1103
                             President
with a copy to:  Bertelsmann, Inc.
                 1540 Broadway
                 New York, NY 10036
                 Attention: Jacqueline Chasey, Esq.    Fax No. (212) 782-1010
                            Vice President - Legal

with a copy to:  Mr. Arno Buchholz                     Fax No. (507) 835-0238

with a copy to:  Fox & Horan                           Fax No. (212) 269-2383
                 One Broadway
                 New York, New York 10004
                 Attention: Clifford A. Rathkopf, Jr., Esq.

Each of the foregoing shall be entitled to specify a different address by giving notice as aforesaid to the others, provided that notices of a change of address shall be effective only upon receipt thereof.

    13.4. Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

    13.5. Exhibits. Exhibits, schedules (including the Schedule), certificates, financial statements and other documents referred to or delivered in connection with this Agreement are an integral part of this Agreement.

    13.6. Partial Invalidity. If one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    13.7. Successors and Assigns. All of the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto except that Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment shall relieve Purchaser of its obligations hereunder.

    13.8. Governing Law. The parties hereby agree that this Agreement shall be governed by the substantive laws of the State of New York applicable to contracts made and to be performed in such State, without regard to principles of conflicts of law.

    13.9. Consent to Jurisdiction and Venue. Each of Seller and Purchaser irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement may be brought in a court of record in the State of New York or in the Federal District Court for the Southern District of New York (assuming such Court otherwise has subject matter jurisdiction),
(ii) consents to the personal jurisdiction of each such court in any such suit, action or proceeding and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Nothing in this Section 13.9 shall affect the right to bring any suit, action or proceeding against Seller or Purchaser or their respective properties in any other court having jurisdiction.

    13.10. Interest on Outstanding Amounts. Except as otherwise specifically set forth herein as to the payment of interest, if one party shall owe the other party any amounts of money, such amounts outstanding from time to time shall accrue interest at the Interest Rate as may be applicable from time to time, from the date that any notice is given that such amount is owed until the date of payment of the amount owed in full.

    13.11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    13.12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements (except those contemplated hereunder), understandings, negotiations and discussions, whether oral or written, of the parties hereto.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Seller and by Purchaser by their respective duly authorized officers, all on the date first above written.


BGJ ENTERPRISES, INC.                   DEVON GROUP, INC.


By:  s/Hans M. Sorge                    By:  s/Marne Obernauer, Jr.
   Name:                                   Name:
   Title:                                  Title: